UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

_________________________________________

SCHEDULE 14A INFORMATION

_________________________________________

Consent Solicitation Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Cass Information Systems, Inc.
(Name of Registrant as Specified in its Charter)

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Cass Information Systems, Inc.

12444 Powerscourt Drive, Suite 550
St. Louis, Missouri, 63131

Notice of Annual Meeting of Shareholders

To be held on April 16, 2024

The Annual Meeting of Shareholders of Cass Information Systems, Inc. will be held at the location specified below on Tuesday, April 16, 2024, at 8:30 a.m. local time, for the following purposes:

1.    To elect three directors to serve, each for a three-year term;

2.    To hold a non-binding advisory vote on executive compensation;

3.    To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2024; and

4.    To act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 1, 2024 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

This year’s Annual Meeting will be held at The Bogey Club, located at 9266 Clayton Road, Saint Louis, Missouri 63124.

All shareholders are cordially invited to attend the Annual Meeting.

This booklet includes the notice and proxy statement, which describes the business we will conduct at the meeting and provides information about the Company that you should consider when you vote your shares. The Company has not planned a communications segment or any presentations for the Annual Meeting.

Whether or not you intend to be present, it is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by one of the following methods: vote over the internet or by telephone using the instructions on your proxy card, or mark, sign, date and promptly return your proxy card. The presence, in person or by properly executed proxy, of a majority of the common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Please note that you will be required to present an admission ticket to attend the Annual Meeting. Your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, trust, bank or other nominee, you can request an admission ticket by contacting our Investor Relations department at (314) 506-5500 or ir@cassinfo.com.

By Order of the Board of Directors,

Matthew S. Schuckman
Secretary

St. Louis, Missouri
March 7, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 16, 2024 :

The Company’s Proxy Statement and annual report on Form 10-K for the 2023 fiscal year are available on our Investor Relations site at www.cassinfo.com.

The Company makes available free of charge, through its website www.cassinfo.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed and furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the SEC).

CASS INFORMATION SYSTEMS, INC. Proxy Statement

Table of Contents

Proxy Statement

Cass Information Systems, Inc.

12444 Powerscourt Drive, Suite 550
St. Louis, Missouri, 63131

Proxy Statement

Annual Meeting of Shareholders to be held April 16, 2024

This Proxy Statement is being furnished to the common shareholders of Cass Information Systems, Inc. (the Company) on or about March 7, 2024 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the Board) for use at the annual meeting of shareholders (the Annual Meeting) to be held on April 16, 2024 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment of that meeting.

Holders of common stock, par value $.50 per share, of the Company at its close of business on March 1, 2024 (the Record Date) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, there were 13,631,684 shares of common stock outstanding and entitled to vote at the Annual Meeting. Holders of record of common stock are entitled to one vote per share of common stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting. Company management and members of the Board, in the aggregate, directly or indirectly controlled approximately 2.79% of the common stock outstanding on the Record Date.

Shareholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxies at the Annual Meeting. The presence, in person or by properly executed proxy, of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn the Annual Meeting.

If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the Annual Meeting is required to elect directors; approve, by advisory vote, executive compensation; ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2024; and to act on any other matters properly brought before the Annual Meeting. This means that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” a director nominee for such nominee to be elected or “for” such other proposal for it to be approved. Shareholders may not cumulate their votes in the election of directors.

In tabulating the voting results, abstentions and shares represented by broker non-votes (explained below) will be counted as present and entitled to vote for purposes of determining a quorum. For purposes of determining whether the shareholders have elected a director nominee or approved a matter, abstentions are treated as shares represented and entitled to vote on each proposal and will thus have the same effect as a vote “against” a director nominee or such other proposal. Shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients are considered “broker non-votes.” Broker non-votes will not be considered in determining the number of votes necessary for approval of a matter and will have no effect on the outcome of the vote for directors or other proposals. As such, for your vote to be counted, you must submit your voting instruction form to your broker.

Please note that brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted. The inspector of elections appointed for the Annual Meeting will separately tabulate and certify affirmative and negative votes, abstentions and broker non-votes.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company at or before the vote is taken at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy, or any subsequent proxy, should be sent to Cass Information Systems, Inc., Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board’s director nominees; FOR approval of executive compensation; FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2024; and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting or any adjournment thereof. The Board does not know of any matters other than the matters described in the Notice of Annual Meeting attached to the Proxy Statement that will come before the Annual Meeting.

The Board solicits the proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic transmission by directors, officers or regular employees of the Company. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons, and will be reimbursed by the Company for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.

Proposal No. 1
Election of Directors

Composition of the Board, Board Diversity and Director Qualifications

Proposal 1: Election of Directors

The Board recommends a vote FOR each director nominee.

Name and Principal Occupation	Independent	Age	Director Since	Committee Memberships
				ARC	CC	NGC
Robert A. Ebel Director	Yes	68	2006	●
Randall L. Schilling Director	Yes	61	2009	●
Franklin D. Wicks, Jr. Director	Yes	70	2006		●	●

Key to Committees:

ARC	Audit and Risk Committee	CC	Compensation Committee	NGC	Nominating and Corporate Governance Committee

Composition of the Board

The size of the Company’s Board is set at 12 members, divided into one class of five directors, one class of four directors and one class of three directors. Each director is elected for a three-year term, and the term of each class of directors expires in successive years.

Nominees and Continuing Directors

The Nominating and Corporate Governance Committee has nominated incumbent directors Robert A. Ebel, Randall L. Schilling, and Franklin D. Wicks, Jr. for re-election, each to serve a three-year term.

Each of the nominees has consented to serve if elected. If any of them become unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of nominees than those named in this Proxy Statement.

Proposal No. 1 - Election of Directors

The following information is submitted with respect to the nominees for election to the Board, together with the members of the Board whose terms will continue after the Annual Meeting or until their respective successors are duly elected and qualified:

Director Biographies

The following is a brief biographical summary of the experience of our directors and director nominees:

Nominated to serve until 2027:

Robert A. Ebel

Robert A. Ebel, 68, has been a director since 2006. He was CEO of Universal Printing Company, a privately-held printing company headquartered in St. Louis, Missouri, until the sale of the company in 2017. Mr. Ebel began his tenure with Universal Printing Company as CFO and Board member in 1986. In 1996, he was appointed to the position of CEO. Mr. Ebel currently serves on the Board of the St. Louis Graphic Arts Joint Health and Welfare Fund and is active in various civic and charitable organizations in the St. Louis metropolitan area.

The Board selected Mr. Ebel to serve as a director because it believes he brings valuable business management and finance expertise to the Board. His duties as CEO of a privately-held business based in St. Louis provided him with a strong knowledge of the local commercial marketplace served by the Company’s subsidiary bank.

Randall L. Schilling

Randall L. Schilling, 61, has been a director since 2009. He is the founder and owner of OPO Startups, a co-working center for digital startups providing space and access to mentors, investors, programming, educational resources, and a community of local entrepreneurs. He was the President and CEO of BoardPaq LLC, a privately-held software company based in St. Charles, Missouri, from 2010 until the sale of the company in 2019. From 1992 to 2010, he was the CEO of Quilogy, Inc., a nationally recognized, privately-held information technology professional services company. Mr. Schilling is currently an Advisory Council member of Arch Grants, a St. Louis based non-profit organization that provides equity-free grants and support services to entrepreneurs. Additionally, Mr. Schilling has been active in various other civic and charitable organizations in the St. Louis metropolitan area, including Partners for Progress – Education Chairman.

The Board selected Mr. Schilling to serve as a director because he possesses information technology expertise to help address the challenges the Company faces in the rapidly changing information technology arena.

Franklin D. Wicks, Jr.

Franklin D. Wicks, Jr., 70, has been a director since 2006. He was Executive Vice President and President of Applied Markets of Sigma-Aldrich Corporation (Sigma-Aldrich), which was a publicly-traded life science and high technology company located in St. Louis, Missouri, until his retirement in 2015. Dr. Wicks worked for Sigma-Aldrich for 33 years, beginning as a research chemist and subsequently working in marketing, then as President of Sigma Chemical and Vice President of Worldwide Operations, Sigma-Aldrich. He served as President, Scientific Research Division, Sigma-Aldrich from 1999 to 2002 and was responsible for operations in 34 countries. Prior to his appointment as Executive Vice President and President of Applied Markets of Sigma-Aldrich, Dr. Wicks served as President-SAFC. After receiving his Ph. D., Dr. Wicks served for four years on the staff of the Navigators at the Air Force Academy and at the University of Colorado at Boulder before joining Sigma-Aldrich. He currently serves as Secretary of the Board of Covenant Theological Seminary.

The Board selected Dr. Wicks to serve as a director because of his public company senior management experience, familiarity with corporate governance, and knowledge of local and global marketplace issues

The Company’s Board recommends a vote “FOR” the three nominees for election to the Board of Directors.

Proposal No. 1 - Election of Directors

Directors to serve until 2026:

Eric H. Brunngraber

Eric H. Brunngraber, 67, has been a director since 2003. Mr. Brunngraber currently serves as Executive Chairman of the Company, a position he has held since his retirement as CEO effective April 18, 2023 and as Chairman of the Board of Directors, a position he has held since 2015. Mr. Brunngraber has served in several executive and numerous other positions with the Company since his employment with Cass began in 1979, including as CEO from 2008 until April 2023, President from 2006 to 2022, Chief Operating Officer (COO) from 2006 to 2008, Chief Financial Officer (CFO) from 1997 to 2006, and Executive Vice President of Cass Commercial Bank, the Company’s bank subsidiary. Mr. Brunngraber is and has been active in numerous civic, charitable, and professional organizations in the St. Louis metropolitan area, including the Regional Business Council, CEOs Against Cancer, and Concordance, a St. Louis based nonprofit established to reduce reincarceration rates.

The Board selected Mr. Brunngraber to serve as a director because of his long tenure with the Company that has provided him with a deep understanding of its strategy, business lines, operations, finance, regulatory environment, and culture.

Benjamin F. Edwards, IV

Benjamin F. Edwards, IV, 68, has been a director since 2005. He is Chairman, CEO and President of Benjamin F. Edwards & Company, a St. Louis-based investment firm. Previously, Mr. Edwards was branch manager of the Town & Country, Missouri office of A.G. Edwards/Wachovia Securities LLC, a national investment firm. Mr. Edwards’ career with A.G. Edwards began in 1977, where he held numerous positions including Employment Manager, Financial Advisor, Associate Branch Manager, Regional Officer, Director of Sales and Marketing and President, as well as a member of the Board of Directors of A.G. Edwards from 1994 to 2007. He currently is a member of the Board of The Bogey Club in St. Louis and a member of the CEO Forum.

The Board selected Mr. Edwards to serve as a director because of his management expertise in investment banking, including experience with capital markets transactions and investments in both public and private companies.

Ann W. Marr

Ann W. Marr, 66, has been a director since August 2022. She joined World Wide Technology, Inc. (WWT), a St. Louis based systems integrations, value added reseller and software development company, in 1997 as Executive Vice President of Global Human Resources, a position she served in until her retirement in January 2024. Ms. Marr has over 30 years of experience in human resources and has previously held positions with Enterprise Rent-A-Car and Anheuser Busch Companies. Ms. Marr also managed WWT’s Corporate Development Program, which includes diversity and inclusion, supplier diversity and small business enterprise and was President of the WWT Charitable Foundation. She is very active in the St. Louis community, having served on the Board of Trustees for Maryville University, the St. Louis Regional Chamber Association, the United Way of Greater St. Louis, Charmaine Chapman Society, The St. Louis Police Foundation, and the Gateway Arch Park Foundation. Ms. Marr also is on the Advisory Board of the National Association of African Americans in Human Resources and a member of the Society for Human Resource Management.

The Board selected Ms. Marr to serve as a director because of her extensive background in human capital management, bringing perspective to the dramatic changes in the work environment and her leadership and oversight experience with respect to diversity, equity, and inclusion efforts.

Martin H. Resch

Martin H. Resch, 58, was elected to serve as a director on the Board in 2023. Mr. Resch is President and CEO of the Company, positions he has held since 2022 and April 2023, respectively. Prior to joining the Company in November 2020, Resch was senior executive at Bank of the West in San Francisco, California. As executive vice president, Resch functioned as the commercial banking group’s chief administrative officer/chief operating officer with responsibility for strategy, operations, finance, technology and human resources, as well as collaborating with a B2B FinTech incubator. His other roles at Bank of the West included serving as corporate treasurer and leading the regulatory response to the Dodd-Frank and Volcker legislation. Resch earned his bachelor’s degree in computer science from Oregon State University and master’s degree in business administration from Cornell University.

The Board selected Mr. Resch to serve as a director because of his role as the Company’s CEO in which he is responsible for the strategic direction and day-to-day leadership of the Company. Furthermore, Mr. Resch has highly relevant technology experience and valuable insights running banks.

Proposal No. 1 - Election of Directors

Joseph D. Rupp

Joseph D. Rupp, 73, has been a director since 2016. He currently serves as Lead Director of the Board, a position he has held since 2019. He retired from a 45-year tenure with Olin Corporation (Olin), a publicly traded global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition located in Clayton, Missouri. During his time at Olin, Mr. Rupp served as Chairman of the Board from 2016 until his retirement in 2017, as Chairman and CEO from 2015 to 2016, as Chairman, President and CEO from 2005 to 2014, and as President and CEO from 2002 to 2005. Additionally, Mr. Rupp serves as a director of Nucor Corporation, a publicly traded producer of steel and related products and as a director of Dot Foods, Inc., a privately held foodservice redistribution company. Mr. Rupp previously served on the board of directors of O-I Glass, Inc., a publicly traded glass bottle manufacturer. He earned his bachelor’s degree in metallurgical engineering from Missouri University of Science and Technology.

The Board selected Mr. Rupp to serve as Lead Director because it believes he has valuable experience understanding the day-to-day and more complex issues that face multi-faceted, publicly traded organizations.

Directors to serve until 2025:

Ralph W. Clermont

Ralph W. Clermont, 76, has been a director since 2015. Mr. Clermont enjoyed a 39-year career with KPMG LLP, retiring in 2008 as managing partner of its St. Louis office where he led the firm’s Midwest financial services practice and managed the audits of numerous banking organizations. He currently serves as Lead Director of National Bank Holdings Corporation, a publicly traded bank holding company, where he is also Chairman of the Audit and Risk Committee as well as a member of its Compensation Committee and Nominating and Corporate Governance Committee. Mr. Clermont is a certified public accountant and member of both the American Institute of Certified Public Accountants and the Missouri Society of Certified Public Accountants. He earned his bachelor’s degree in accounting from Saint Louis University.

The Board selected Mr. Clermont for his clear understanding of the complex financial and accounting issues that face multi-faceted organizations such as Cass.

Wendy J. Henry

Wendy J. Henry, 62, has been a director since 2022. Ms. Henry served as Managing Partner of the BKD, LLP (BKD), now Forvis, LLP, St. Louis office until her retirement in 2021. Prior to becoming Managing Partner, Ms. Henry served as an Audit Partner in BKD’s Colorado office, where she held various positions and managed the audits of numerous organizations. Her career at BKD began in 1993 when her prior firm merged into BKD. Ms. Henry is a retired certified public accountant and member of the American Institute of Certified Public Accountants and has previously served on the board of directors at United Way of Greater St. Louis, St. Louis Zoo, Mercy Health East Communities, and Regional Business Council. She earned her bachelor’s degree in business with a concentration in accounting from Illinois College.

The Board selected Ms. Henry for her financial and risk management expertise, including understanding the complex risk management, financial and accounting issues that face multi-faceted organizations such as Cass.

James J. Lindemann

James J. Lindemann, 68, has been a director since 2007. Until his retirement in 2018, he was Executive Vice President of Emerson Electric Co. (Emerson), a publicly traded manufacturing company based in St. Louis, Missouri. Mr. Lindemann joined Emerson in 1977, where he held a number of increasingly responsible engineering and marketing positions with its Specialty Motor business unit. In 1992, he was named President of Commercial Cam, and in 1995, he was named President of the Emerson Appliance Motor business unit. In 1996, Mr. Lindemann was promoted to Chairman and CEO of the Emerson Motor Co. He was named Senior Vice President of Emerson in 1999 and Executive Vice President in 2000.

The Board selected Mr. Lindemann to serve as a director based on his experiences with Emerson, where he has served as a senior manager of a publicly traded manufacturing company, obtained international expertise and worked successfully with large corporate enterprises.

Proposal No. 1 - Election of Directors

Sally H. Roth

Sally H. Roth, 76, has been a director since 2019. Ms. Roth served as Area President-Upper Midwest for Regions Bank from 2007 until her retirement in 2014. Prior to her appointment as Area President, Ms. Roth served as Regions Bank’s Commercial Banking Executive for the Saint Louis metropolitan market. Her banking career began at Mercantile Bank (now U.S. Bank) in 1985 where she held various positions including Group Manager – Large Corporate Banking and Community Bank President until 1997. Ms. Roth served in various roles at Bank of America from 1997 to 2002. She holds a Master of Business Administration degree from Washington University in Saint Louis.

The Board selected Ms. Roth to serve as a director because of her extensive commercial banking experience and expertise and her unique knowledge of the banking markets in which the Company does business.

Director Independence

Based on the independence standards as defined by the Nasdaq marketplace rules, the Board has determined in its business judgment that all of the directors and director-nominees are independent as such term is defined in the Nasdaq listing standards, except for Mr. Brunngraber and Mr. Resch. In addition, each of the members of the Audit and Risk Committee and Compensation Committee meets the heightened independence standards set forth in the SEC rules and the Nasdaq listing standards. In making these determinations, the Board has reviewed all transactions and relationships between each director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the directors’ responses to questions regarding employment, business, family, and other relationships with the Company and its management. These included transactions relating to non-audit accounting services provided to the Company by Forvis, LLP, Ms. Henry’s former employer, and commissions paid in connection with the Company’s share repurchase program to Benjamin F. Edwards & Company, of which Mr. Edwards serves as Chairman, CEO and President. The Board has concluded that these transactions did not impair director independence for a variety of reasons, including that (i) the amounts in question were considerably under the thresholds set forth in applicable independence standards, in each case less than 1% of the recipient’s consolidated gross revenues, (ii) Ms. Henry and Mr. Edwards did not have a direct or indirect interest in the transactions, and (iii) the relationships overall were deemed immaterial. As a result of this review, the Board concluded, as to each independent director, that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Corporate Governance

Corporate Governance Guidelines

The Board oversees and guides the Company’s management and its business affairs. Committees support the role of the Board on issues that benefit from consideration by a smaller, more focused subset of directors. All committee members are elected by and serve at the pleasure of the Board. In its oversight of the Company, the Board sets the tone for the ethical standards and performance of management, staff, and the Company as a whole. The Board has adopted Corporate Governance Guidelines that capture the long-standing practices of the Company as well as current corporate governance best practices. The guidelines are available on our Investor Relations site at www.cassinfo.com.

The Company has adopted a Code of Conduct and Business Ethics policy, applicable to all Company directors, executive officers and employees. This policy is publicly available and can be viewed on the Company’s Investor Relations site at www.cassinfo.com.

Board Evaluation

The Board conducts a self-assessment annually to review its performance over the past year and determine whether it and its committees are functioning effectively. The Chairman of the Nominating and Corporate Governance Committee is responsible for leading the review of the Board and summarizing the overall findings. Each member of the Board conducts a thorough evaluation of the Board as a whole and each member of the Board individually. This assessment seeks to review areas in which the Board and/or management believes a better contribution could be made. The Chairman of the Nominating and Corporate Governance Committee reviews the evaluations and presents a summary of findings to the Board. The Board uses this information to create a set of action items for any areas in which members feel could improve the Board’s effectiveness.

Each individual Board committee also conducts its own self-assessment annually and presents a summary to the Board. The Board then determines if there are steps that should be taken to improve the efficiency and effectiveness of each committee.

The purpose of these annual evaluations is not to focus on individual Board members, but the Board and each committee as a whole. A separate assessment of each individual director is made by the Nominating and Corporate Governance Committee when deciding whether to nominate such director for reelection to the Board.

The Nominating and Corporate Governance Committee periodically reviews the self-assessment process and makes changes it deems necessary to improve the process and its effectiveness.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide guidance and flexibility that allows the Board to determine the best leadership structure to promote Board effectiveness and ensure that authority and responsibility are effectively allocated between the Board and management. The Board recognizes that no single leadership model is right for all companies and at all times, and depending on the circumstances and personnel, different leadership structures may be appropriate. Accordingly, the Board formally reviews its leadership structure not less than annually as part of its self-evaluation process to ensure that the proper balance is present in the Company’s current model.

In April 2015, Mr. Brunngraber was named Chairman in addition to his role as CEO. In January 2019, Mr. Rupp was appointed Lead Director. In making these decisions, the Board determined that the combination of the Chairman and CEO was appropriate at this time due to the strength and independence of the outside directors, the role and responsibilities of the independent Lead Director, that the committees of the Board are comprised entirely of independent directors, and because each committee plays a role in overseeing different material aspects of the Company’s risk management program.

Corporate Governance

Effective April 18, 2023, Mr. Brunngraber stepped down from his position as CEO and is continuing service to the Company as Executive Chairman and Chairman of the Board of Directors. The Board believes this is appropriate to assist with the transition of Mr. Resch as the new CEO and as a new director.

The Company’s Corporate Governance Guidelines provide that the Lead Director must qualify as independent in accordance with the Guidelines. It is the Lead Director’s role to promote the appropriate involvement of the independent directors in governance matters and ensure the effectiveness of the independent directors in their role on behalf of the shareholders while avoiding the risk of confusion about the primary business leadership roles of both the Chairman and CEO. In particular, the Lead Director will be responsible for (a) staying regularly informed about the strategy of the Company and about critical issues and performance of the Company; (b) working with both the Chairman and CEO to set the agendas for Board meetings; (c) calling meetings of the independent directors when needed; (d) providing Board leadership in times of crisis; (e) setting the agenda for and chairing executive sessions of the independent directors; (f) acting as liaison between the independent directors and the Chairman for matters raised in executive sessions; (g) chairing meetings of the Board or shareholders when the Chairman is not in attendance; (h) attending meetings of the committees of the Board when necessary or at his/her discretion and communicating regularly with the chairs of the Board committees; (i) working with the Chairman to ensure the conduct of Board meetings provides adequate time for serious discussion of important issues and that appropriate information is made available to Board members on a timely basis; (j) being available on request for consultation and direct communication with major shareholders; and (k) performing such other duties as may be requested from time to time by the Board or by a majority of the independent directors.

In accordance with the Company’s Corporate Governance Guidelines, non-management directors convene quarterly without the presence of management directors or executive officers of the Company.

Risk Management Oversight

The Board believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. The Company’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of the Company’s risk management practices. The Board’s role in the Company’s risk oversight process includes regular reviews of information from senior management (generally through Board committee presentation) regarding the areas of material risk to the Company. A description of certain material risks affecting the Company can be found in the Annual Report on Form 10-K for the year ended December 31, 2023. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit and Risk Committee oversees management of financial reporting, legal and regulatory compliance, and information technology risks, including cybersecurity risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest, and environmental, social, and governance (ESG) matters. Each committee reports regularly to the full Board on its activities. In addition, the Board participates in regular discussions with the Company’s senior management on many core subjects, including strategy, operations, finance, legal compliance, and public policy matters, in which risk oversight is an inherent element. The members of the Board also receive regular training from outside counsel on key risk topics, including legal and regulatory compliance, public company reporting requirements, ESG matters, information technology, cybersecurity and data privacy, as well as other topics of importance to public company governance, in order to remain current on best practices in managing risk.

Corporate Governance

Communications with the Board of Directors

The Board has established a process by which shareholders can communicate with the Board. Shareholders may communicate with any and all members of the Board by transmitting correspondence to the following address: Cass Information Systems, Inc., Name of Director(s), Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

The Secretary will forward all correspondence to the Chairman or the identified director as soon as practicable. Correspondence addressed to the full Board will be forwarded to the Chairman, who will present the correspondence to the full Board or a committee thereof.

Board Meetings and Committees of the Board

The Board holds regularly scheduled meetings in January, April, July, and October. During the fiscal year ended December 31, 2023, the Board held its four regular meetings, and one additional offsite planning meeting was held in November to discuss the Company’s strategic plan. All directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served in 2023. The Company’s directors are encouraged, but not required, to attend the Company’s Annual Meeting. Each director who was serving on the Board at the time of the 2023 Annual Meeting of Shareholders attended the 2023 Annual Meeting of Shareholders.

The Company has three standing committees: the Audit and Risk Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. Each of these committees has a written charter approved by the Board annually. A copy of each charter can be found in the Investor Relations section of the Company’s website at www.cassinfo.com.

The following table represents the current membership of each of the Board committees and number of meetings held by each committee in 2023 (in parentheses). Each of the committees is comprised entirely of independent directors, as defined by Nasdaq and SEC rules.

Audit and Risk (5)	Nominating and Corporate Governance (4)	Compensation (4)
Ralph W. Clermont *	Ralph W. Clermont	James J. Lindemann *
Robert A. Ebel	Benjamin F. Edwards, IV	Joseph D. Rupp
Wendy J. Henry	Sally H. Roth	Franklin Wicks, Jr.
Randall L. Schilling	Franklin D. Wicks, Jr. *
*Committee Chairman

Ms. Marr will join the Compensation Committee effective April 16, 2024.

Corporate Governance

Audit and Risk Committee

The Audit and Risk Committee operates pursuant to the written charter approved by the Board. The charter is reviewed annually by the Committee and the Board and amended as appropriate to reflect the changing needs of the Company for risk oversight and the role of the Audit and Risk Committee in providing sound oversight in accordance with current best practices.

The Audit and Risk Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit and Risk Committee is responsible for appointing, determining funding for and overseeing the independent registered public accountants for the Company, and meeting with and communicating between the independent registered public accountants and other corporate officers to review and participate in matters relating to corporate financial reporting and accounting procedures and policies. Among other responsibilities, the Audit and Risk Committee reviews financial information provided to shareholders and others, assesses the adequacy of financial and accounting controls, oversees implementation of new accounting standards and evaluates the scope of the audits of the independent registered public accountants and reports on the results of such reviews to the Board. In addition, the Audit and Risk Committee assists the Board in its oversight of the performance of the Company’s internal auditors. The Audit and Risk Committee meets with the internal auditors on a quarterly basis to review the scope and results of their work.

The Audit and Risk Committee also has primary responsibility for overseeing risks related to legal and regulatory compliance, information technology, data protection and cybersecurity, although the full Board also exercises oversight over these risks. This oversight includes receiving reports from the Company’s CIO on data protection and cybersecurity matters and strategies on a quarterly basis, with more frequent consultation should the need arise due to a specifically identified threat event or risk. Changes to the Company’s information security policies and programs are approved by the Audit and Risk Committee.

The Audit and Risk Committee is composed entirely of independent directors, each of whom meets the SEC’s independence and experience requirements. Further, the Board has determined that Mr. Clermont qualifies as an “audit committee financial expert,” as defined by the SEC and in accordance with the Nasdaq listing rules. In accordance with the charter, the Audit and Risk Committee meets as often as it determines necessary to fulfill its responsibilities, but not less than quarterly. The Committee met five times in 2023.

Compensation Committee

The Compensation Committee fulfills the Board’s responsibilities relating to compensation of the Company’s directors, CEO, and other executives. The Compensation Committee also has responsibility for approving, evaluating, and administering the compensation plans, policies, and overall programs of the Company. The Compensation Committee is able to delegate any of its responsibilities to one or more subcommittees as it deems appropriate in its discretion.

Compensation Processes and Procedures

As specified in its charter, the Compensation Committee recommends annual retainer fees, Board and committee meeting fees, and terms and awards of stock compensation for non-management directors, subject to appropriate approval by the Board or shareholders.

The Compensation Committee also establishes and administers the Company’s executive compensation program and related benefits. While the Compensation Committee may seek input and recommendations from the CEO, CFO, or the Senior Vice President of Human Resources concerning the elements of executive and director compensation, and confer with them on compensation philosophies, all significant matters regarding compensation for executives are ultimately the responsibility of the Compensation Committee. The Compensation Committee annually reviews corporate goals and objectives relative to the CEO’s compensation and determines the CEO’s compensation level based on this evaluation, subject to Board approval. The Compensation Committee is responsible for recommending to the Board salary levels and incentive stock compensation for executive officers of the Company, and approving incentive stock compensation for other members of management as recommended by the CEO. The responsibility for allocating cash bonuses for executive officers other than himself is delegated to the CEO, in accordance with provisions of the profit-sharing program approved by the Board.

Corporate Governance

Periodically, the Company uses compensation specialists to assist in designing or modifying some components of its overall compensation program and to provide comparison data of compensation at other organizations with which the Company competes for executive management talent. In such circumstances, the Compensation Committee does not rely solely on survey data or the consultant’s judgment or recommendation, but considers such data when exercising its judgment in evaluating the Company’s compensation program.

Compensation Committee Interlocks and Insider Participation

Messrs. Lindemann, Rupp and Wicks served on the Compensation Committee during the entire fiscal year ended December 31, 2023. None of the members of the Compensation Committee during the last fiscal year is or has been an officer or employee of the Company. None of the Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee (or other Board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the Board or the Compensation Committee.

None of the members of the Company’s Compensation Committee or other members of the Board is a person having a relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, recommending director-nominees, and developing and addressing corporate governance principles and issues applicable to the Company and its subsidiaries. The Nominating and Corporate Governance Committee also oversees the Company’s progress on ESG matters, working with the Company’s management and ESG Committee.

In recommending director-nominees to the Board, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management. In evaluating candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate, including any legal requirements or listing standards requirements. The Nominating and Corporate Governance Committee considers a candidate’s judgment, skills, integrity and moral character, experience with organizations of comparable size and complexity, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable and valuable addition to the Board and any committees of the Board. Furthermore, the Nominating and Corporate Governance Committee also evaluates candidates’ relevant experience in business generally and within the financial industry, as well as a candidate’s education and other matters, and seeks candidates with skills and acumen relating to audit and finance functions, corporate governance, culture, human capital management, operations and technology, cybersecurity, risk management, and specific industries strategically important to the Company. With respect to incumbent candidates, the Committee also considers meeting attendance, meeting participation and the Board evaluation. The criteria and selection process are not standardized and could vary from time to time.

In general, no person who will have reached the age of 75 prior to election date may be nominated for election or re-election to the Board. It is also the Board’s practice to limit new directors to no more than two per year in order to maintain Board continuity.

Although the Nominating and Corporate Governance Committee does not specifically solicit suggestions for possible candidates from shareholders, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders who meet the criteria discussed above and set by the Nominating and Corporate Governance Committee, with the concurrence of the full Board. The criteria will be re-evaluated periodically and will include those criteria set out in the Corporate Governance Guidelines and the Nominating and Corporate Governance Committee’s charter. The Company’s bylaws require timely notice of shareholder nominations to our Secretary, as further discussed in the section Shareholder Proposals for the 2025 Annual Meeting elsewhere in this Proxy Statement. Suggestions together with a description of the proposed nominee’s qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to Cass Information Systems, Inc., Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

Corporate Governance

Board Diversity

Director Snapshot

While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Company and the Board strongly believe diversity is critical to the Company’s success and creating long-term value for shareholders. The Company believes that a Board consisting of individual directors with diverse backgrounds ensures broader representation and inspires deeper commitment to management, employees, and the community. Diversity in gender, ethnic background, professional experience, and other experiences are prioritized when considering candidates for director. As of December 31, 2023, the Board consists of nine men and three women, with one person of color.

The Company enhanced its Board diversity in recent years and is committed to continue its focus and efforts on Board diversity in the future. The Company has longer-term targets for gender and ethnic diversity on its Board to a minimum of 30% persons who identify as a gender other than male and a minimum of 20% who identify as ethnically diverse in one or more of the categories reflected in Part II of the diversity matrix set forth below. The Company is in the process of building this Board as part of its Board succession and refreshment planning.

The following table provides certain highlights of the composition of our Board members as of December 31, 2023. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f) of the Nasdaq Stock Market, Inc. (Nasdaq).

Board Diversity Matrix for Cass Information Systems, Inc. As of December 31, 2023

Total Number of Directors	12
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	9	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	9	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Corporate Governance

Director Compensation

Each director of the Company who is not an officer or employee of the Company receives compensation for his or her services as follows:

Annual Retainer ($)
Lead Director	27,500
Board Member	52,000
Audit and Risk Committee Chair	15,000
Audit and Risk Committee Member	7,500
Compensation Committee Chair	12,000
Compensation Committee Member	5,000
Nominating and Corporate Governance Committee Chair	10,000
Nominating and Corporate Governance Committee Member	5,000
Restricted Stock Award *	60,000

*Directors will receive the equity equivalent of the dollar amounts indicated above

Restricted stock awards to directors are issued under the Company’s 2023 Omnibus Stock and Performance Compensation Plan (the Omnibus Plan), which was approved by shareholders in 2023. Shares of restricted stock and RSU awards accrue dividends and dividend equivalents, which will be paid upon vesting of the awards. Restricted stock carries voting rights from the date of grant, and RSU awards provide voting rights upon settlement in shares. Shares vest in full on the first anniversary date of the awards or, if elected by the director, vest at retirement from the Board, as disclosed below. The grant date of restricted stock and RSU awards to non-employee directors is typically two days following the Annual Meeting, when the full Board approves the awards. In accordance with the Company’s stock ownership guidelines, directors are expected to retain all shares granted to them during their service as Board members and are encouraged to acquire stock in amounts consistent with their financial resources.

The Company maintains a non-employee director compensation election program to allow non-employee directors to receive their annual board member retainer fees in the form of restricted stock or RSUs and provide for a separate election to defer the vesting of awards and any underlying dividends or dividend equivalents until the date of termination of service as a director. Elections must be made prior to the calendar year for which the election will apply and made annually, with the exception of the first year in which a director becomes eligible to participate, after which the election must be made within 30 days.

Corporate Governance

Summary Compensation - Directors

The table below sets forth the following compensation for each non-employee director for the fiscal year ended December 31, 2023: (i) dollar value of fees earned or paid; (ii) aggregate grant date fair value of restricted stock awards; (iii) all other compensation; and (iv) dollar value of total compensation.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Ralph W. Clermont	94,500	59,988	19,238	173,726
Robert A. Ebel	74,500	59,988	14,512	149,000
Benjamin F. Edwards, IV	57,000	59,988	1,826	118,814
Wendy J. Henry	59,500	59,988	3,109	122,597
James J. Lindemann	69,000	59,988	23,725	152,713
Ann W. Marr	52,000	59,988	3,113	115,101
Sally H. Roth	72,000	59,988	8,660	140,648
Joseph D. Rupp	84,500	59,988	16,986	161,474
Randall L. Schilling	59,500	59,988	23,725	143,213
Franklin D. Wicks, Jr.	80,750	59,988	21,215	161,953

(1)    Compensation for Messrs. Brunngraber and Resch is set forth in Executive Officers – Summary Compensation Table and related tables. Because Messrs. Brunngraber and Resch are employees of the Company, they did not receive any additional compensation for their services as director in 2023.

(2)    Represents fees paid during 2023 for services. For Mr. Rupp, the amount also includes fees received as the Lead Director. Amounts include the following fees for service on the Executive Loan Committee of Cass Commercial Bank, the Company’s bank subsidiary: Mr. Clermont, $15,000; Ms. Roth $15,000; and Mr. Ebel, $15,000. Messrs. Clermont, Lindemann, Rupp, Schilling, and Wicks elected to receive their Board retainer fees in the form of restricted stock and each received 1,235 shares of restricted stock in lieu of $52,000 of cash payments. Ms. Marr elected to receive her Board retainer fee for the first quarter or 2023 in the form of restricted stock and received 290 shares of restricted stock in lieu of $13,000 of cash payments. The restricted stock vests in full on the first anniversary of the grant date of the awards or, if elected by the director, vests at retirement from the Board.

(3)    Represents the full grant date fair value of shares of restricted stock awarded in 2023 under the Omnibus Plan. All directors were awarded 1,595 shares of restricted stock. Shares vest in full on the first anniversary of the grant date or, if elected by the director, upon the director’s retirement from the Board. These amounts were computed in accordance with the Financial Accounting Standard Board’s Accounting Standard Codification Topic 718 (FASB ASC Topic 718). These amounts do not represent the actual amounts paid to or realized by the directors during fiscal year 2023. The value as of the grant date for restricted stock is recognized over the number of days of service required for the grant to become vested. See Note 11 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for a complete description of the material assumptions applied in determining grant date fair value. The aggregate number of shares of restricted stock awards issued and outstanding at December 31, 2023 for each director was as follows:

Name	Shares *
Ralph W. Clermont	17,606
Robert A. Ebel	12,799
Benjamin F. Edwards, IV	1,595
Wendy J. Henry	3,053
James J. Lindemann	21,441
Ann W. Marr	3,128
Sally H. Roth	7,797
Joseph D. Rupp	15,681
Randall L. Schilling	21,441
Franklin D. Wicks, Jr.	19,296
* If elected, included shares received in lieu of cash retainer fees and/or shares deferred until retirement

(4)    Represents dividends paid or accrued on unvested restricted stock awards for all directors.

Corporate Governance

Certain Relationships and Related Party Transactions

Some of the directors and executive officers of the Company, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Company’s subsidiary bank, including borrowings and investments in depository accounts. All such loans and investments have been made in the ordinary course of business, on substantially the same terms, including interest rates charged or paid and collateral required, as those prevailing at the same time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

As provided by the Audit and Risk Committee’s charter, the Audit and Risk Committee must review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404 of Regulation S-K. “Related person” and “transaction” shall have the meanings given to such terms in Item 404 of Regulation S-K, as amended from time to time. In determining whether to approve or ratify a particular transaction, the Audit and Risk Committee will take into account any factors it deems relevant.

Report of the Audit and Risk Committee

The Audit and Risk Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting and financial controls, the internal audit process, risk management, the annual independent audit process of the Company’s annual financial statements, the Company’s compliance with legal and regulatory requirements, and the qualification and independence of the Company’s independent registered public accounting firm. These responsibilities are laid out in the Audit and Risk Committee’s charter, which is available on the Investor Relations section of the Company’s website at www.cassinfo.com.

The Audit and Risk Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate, and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States), including the matters required to be discussed by the Statement on Auditing Standards No. 1301 (Communications with Audit Committees), and the rules and regulations of the SEC. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence, including the impact of non-audit-related services provided to the Company, and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the Audit and Risk Committee concerning independence.

The Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits. The Committee meets regularly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Ralph W. Clermont, Chairman Robert A. Ebel Wendy J. Henry Randall L. Schilling

Corporate Governance

Information Security and Data Privacy

The Company has a comprehensive Information Security Policy and ensures data privacy polices adhere to the requirements of the General Data Protection Regulation, California Consumer Privacy Act, and other state and local data privacy regulations to the extent they impact the Company’s operations and handling of personal data. All employees are required to take regular training on information security requirements and must acknowledge policies and standards annually. In addition, the Company conducts ongoing phishing campaigns to test and educate all employees on how to spot phishing attacks and to measure the effectiveness of our training program. The Cass Global Data Privacy Policy, which addresses the privacy of our clients’ information, is available on our Investor Relations site at www.cassinfo.com. The Cass Commercial Bank Legal Disclaimers, Privacy Statement and Cookie Policy is also available on our Investor Relations site at www.cassinfo.com.

Environmental, Social, and Governance

Acting with the highest degree of honesty, integrity, and compassion for all of the Company’s stakeholders, from clients and employees to the communities and the world around us, has been a hallmark of the Company’s culture for over 100 years. The Company is increasingly focused on and committed to strong ESG practices and believes ESG standards and business practices are aligned with the Company’s corporate purpose and values. The Company recognizes the importance for stakeholders to know and understand ESG initiatives and encourages stakeholders to read the Company’s annual ESG Report available on our Investor Relations site at www.cassinfo.com.

The Nominating and Corporate Governance Committee of the Board of Directors oversees the Company’s position and practices on ESG matters and other significant public policy issues, including but not limited to the protection of the environment, corporate social responsibility, and sustainability.

Environmental

The Company monitors its energy consumption and is committed to improving metrics such as emissions per transaction and as a percent of revenue. The Company also supports its clients with many sustainable products and services as more fully described in the Company’s ESG Report available on our Investor Relations site at www.cassinfo.com.

Social

The Company is focused on engaging its employees. The Company offers many attractive benefits to help support its employees, including profit sharing and an employee assistance program. The Company’s Diversity, Equity, and Inclusion (DEI) Committee actively looks to expand the Company’s DEI vision. The committee members are passionate about DEI efforts and represent various business divisions and corporate departments. The Company also has robust policies on equal opportunities, anti-harassment and non-discrimination. The health and safety of employees and work-life balance are actively promoted as more fully described in the Company’s ESG Report.

Governance

The Company strongly supports adherence to the Company’s Code of Conduct and Business Ethics and anonymous reporting of unethical or questionable practices without retaliation. The Company believes in a conservative and long-term view of risk management by various specialized committees, including strict focus on information and data privacy risk management. The Company has developed strong governance practices, including Board oversight as described above and in the Company’s ESG Report.

Corporate Governance

Shareholder Engagement

The Company greatly values feedback from its shareholders and relies on such feedback to help tailor its business policies and practices. Accordingly, in addition to soliciting feedback through proxy voting, the Company frequently interacts with shareholders throughout the year by participating in investor conferences and presentations and holding other meetings with current and prospective shareholders to provide transparency around emerging issues, discuss milestones, and inform decision-making.

During fiscal 2023, incorporating input from discussions and meetings with shareholders, the Company continued to devote time and resources to a number of ESG-driven policies and programs as discussed in the Company’s ESG Report.

Proposal No. 2
Advisory Vote on Executive Compensation

The Board is committed to excellence in governance and recognizes that executive compensation is an important matter for the Company’s shareholders. At the Company’s Annual Meeting of Shareholders on April 18, 2023, the shareholders were given the opportunity to endorse or not endorse, on a non-binding advisory basis, the Company’s compensation program for named executive officers by voting for or against a resolution calling for the approval of such program for the 2023 fiscal year. Shareholders approved the compensation program with approximately 97% of the votes cast by the holders of common stock.

The core of the Company’s executive compensation philosophy and practice continues to be to pay for performance. The Company’s executive officers are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. The Company believes its compensation program is strongly aligned with the long-term interests of shareholders, as exhibited in the Compensation Discussion and Analysis section of this Proxy Statement, which provides additional details on executive compensation, compensation philosophy and objectives, and the 2023 compensation of the named executive officers. Shareholders are asked to vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this Proxy Statement.”

The above-referenced disclosures are included in this Proxy Statement under the Executive Compensation and Related Information section.

The Board urges shareholders to endorse the compensation program for our executive officers by voting FOR the above resolution. As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, the Compensation Committee of the Board believes that the Company’s executive compensation is reasonable and appropriate, is justified by the performance of the Company, and is the result of a carefully considered approach.

As an advisory vote, this proposal is non-binding and will not overrule any decision by the Board or require the Board to take any action. However, the Board and the Compensation Committee value the opinions of the Company’s shareholders and will consider the outcome of the vote when making future compensation decisions for the named executive officers. It is expected that the next say-on-pay vote will occur at the 2025 Annual Meeting of Shareholders. The Company currently holds the say-on-pay vote every year.

The Company’s Board recommends a vote “FOR” the Company’s executive compensation program as described in the Compensation Discussion and Analysis, the compensation tables and otherwise in this Proxy Statement.

Executive Compensation and Related Information

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

The Compensation Committee believes that the skill and dedication of executive officers and other management personnel are critical factors affecting the Company’s long-term success in meeting its objectives and fostering growth and profitability. In support of this, compensation programs have been designed to attract and retain a high level of talented leadership, reward performance in accordance with results, provide an incentive for future performance and align Company executives’ long-term interests with those of the shareholders.

The Compensation Discussion and Analysis (CD&A) describes, in detail, the Company’s executive compensation philosophy and programs provided to named executive officers as they are determined under SEC rules. For 2023, named executive officers, as determined and designated by the Company, included the following individuals:

Name	Title in Fiscal 2023
Martin H. Resch (1)	President and CEO
Eric H. Brunngraber (1)	Executive Chairman
Michael J. Normile	Executive Vice President and CFO
James M. Cavellier	Executive Vice President, Chief Information Officer (CIO)
Matthew S. Schuckman	Executive Vice President, General Counsel, and Corporate Secretary
Dwight D. Erdbruegger	President, Cass Commercial Bank

(1)     Mr. Brunngraber served as the Chairman and CEO until April 18, 2023, at which time Mr. Resch assumed the role as CEO, in addition to serving as President of the Company. Mr. Brunngraber remains with the Company as Executive Chairman and continues to serve as Chairman of the Board.

The overall compensation program is designed to result in compensation that is commensurate with Company and individual performance. The Company believes that high levels of performance should yield compensation that is competitive externally and equitable internally. The Compensation Committee periodically assesses the Company’s compensation programs to confirm incentives are in place to retain key management talent, reward attainment of longer-term objectives, and assure these programs do not encourage risky behavior on the part of individuals or the executive management team.

In order to assure executive compensation is both competitive and appropriate, the Compensation Committee reviews executive compensation in its entirety before determining any adjustments to specific compensation components. In this process, the Compensation Committee primarily considers the value of cash and incentive equity compensation. Benefits, such as perquisites, and the calculated values of any retirement benefits provided under the Company’s defined benefit, defined contribution and supplemental retirement plans are also considered, though these elements are given less weight. Gains from prior equity incentive awards are also given less weight, as these were awards earned and granted based on prior performance.

Executive Compensation

For fiscal 2023, the components of total direct compensation (TDC) for the named executive officers and their purposes were as follows:

Compensation Element	Fixed/ Variable	Key Features	Purpose
Base Salary	Fixed	Reviewed by Compensation Committee annually Varies with experience, duties, and scope of responsibility	Provides a base level of fixed pay to attract and retain executives that is internally equitable and externally competitive
Profit-Sharing Bonus	Variable

Paid two times a year, based on a pool of funds set at 22.5% of net income after taxes (NIAT), providing bonuses to all employees unless specifically excluded due to their employment class or failure to meet minimum performance expectations

CEO is eligible to receive up to 4.9% of the total pool of funds available for distribution depending on the change in NIAT, not to exceed 70% of base salary for the year. At a target 8% increase in NIAT, the CEO receives 45% of salary in profit sharing.

Other named executive officers receive amounts based on change in NIAT and individual performance not to exceed 60% of base salary of any officer. Target change in NIAT is set at 8%.

Provides annual incentive opportunity and rewards employees for overall Company and individual performance
Long-Term Incentive Equity Compensation (LTIC)		Granted annually with 3-year cliff vesting CEO target = 125% of base salary; Other named executive officers target = 70-100% of base salary	Encourages retention through a 3-year cliff vesting Supports the achievement of Company’s longer-term financial goals of sustained earnings per share (EPS) growth and target return on equity (ROE)
	Fixed	40% time-based restricted stock/units
	Variable	60% performance-based restricted stock	Aligns interests of executives with shareholders

The charts that follow show the percentages of each component of TDC paid to the CEO and the average percentages of each of the TDC components paid to the other named executive officers for fiscal 2023. The CEO TDC takes into consideration the portion received by Mr. Resch and Mr. Brunngraber pro rated for time actually served as CEO.

Executive Compensation

Based on the market data provided by Pay Governance, an independent third-party compensation consultant, as part of the annual review of executive compensation, the Committee believes the composition of TDC for named executive officers is in alignment with companies of a similar size and in similar industries as the Company. For 2023, approximately 59% of the CEO’s TDC was in the form of performance-based profit-sharing, to emphasize the importance of annual profitability, and LTIC, to emphasize the importance of long-term strength, profitability and growth in the value of the Company’s common stock.

In its determination of the level, composition and administration of executive compensation, the Committee understands the importance of aligning executive compensation with the performance of the Company, the long-term interests of its shareholders and in promoting good corporate governance. It therefore employs the following best practices:

•   Pay for performance – The profit-sharing plan provides annual cash bonuses directly tied to earnings growth. The LTIC grants are comprised of 60% performance-based awards based on the achievement of preset EPS growth and ROE performance targets over a three-year performance period.

•   Caps on short and long-term bonuses – Short-term profit-sharing bonuses are capped at 70% of base salary for the CEO and 40% to 60% of base salary for the other named executive officers. The maximum amount of performance-based LTIC awards ultimately earned is capped at 150% of the target award, and no performance-based LTIC awards are earned if performance falls below the threshold achievement level.

•   “Clawback” policy – The Company’s Clawback Policy requires the Company to recover all erroneously paid incentive-based compensation to current and former executive officers if the Company must prepare an accounting restatement due to its material noncompliance with any financial reporting requirements under the securities laws.

•   Stock ownership guidelines – The CEO must receive approval from the Lead Director of the Board before selling shares of the Company’s stock, and the other named executive officers must consult with the CEO and CFO, who further consult with the General Counsel, before selling shares of the Company’s common stock. Except for special circumstances, such as financial hardship, approval to sell would not be given if such sale would result in holdings of less than five times base salary in the case of the CEO and less than three times base salary in the case of the other named executive officers.

•   “Double trigger” of LTIC vesting due to change of control – LTIC grants will only result in accelerated vesting if a change of control results in termination of employment.

•   No long-term employment agreements – All executives are hired “at-will” and there are no long-term employment arrangements that provide for compensation beyond an employee’s termination date. The only payments beyond termination date are payments from one of the Company’s retirement plans and allowable vesting of LTIC awards upon certain conditions.

•   No dividends paid on unearned LTIC – There are no dividends paid or accrued on unearned performance-based awards until such time the awards are earned and settled. Any dividends declared on unearned time-based awards will be retained by the Company until such awards are earned.

•   No tax gross-ups – There are no automatic tax gross-ups on any form of compensation provided to the CEO or any other executive officer.

•   Insider trading and other prohibitions – all named executive officers are expressly covered by the Company’s policies prohibiting insider trading, short selling, and hedging transactions in Company stock. More detailed information about the Cass anti-hedging policy are included in Restrictions on Hedging below.

In keeping in mind transparency and best practices for pay-for-performance and shareholder alignment in its executive compensation programs, the Committee has designed executive compensation to avoid rewarding executives for taking excessive and unnecessary risk, providing guaranteed compensation increases and employment terms, rewarding executives for underperformance, and paying dividends on unearned performance-based equity awards.

Executive Compensation

Committee Review of Executive Compensation

For the past several years the Compensation Committee has retained Pay Governance to conduct an annual review of executive compensation. Pay Governance provides the Committee with external market data on the executive compensation levels, mix and design of companies of a similar size and in similar industries as the Company. During 2022, for pay decisions for fiscal year 2023, the Company reviewed survey and proxy data from a broad range of industries rather than a specific compensation peer group.

Given the Company’s unique operating structure with operations in banking, fintech and business services there has traditionally been a lack of sufficient benchmarks for evaluating the competitiveness of executive compensation at the Company. However, Pay Governance and the Compensation Committee determined that a representative compensation peer group was feasible to develop in 2022 given the increased availability of publicly traded banks with diversified business models (i.e., banks with additional business operations beyond traditional lending) and the emergence of a number of publicly traded fintechs in 2021. The use of a consistent compensation peer group across the named executive officer group was preferred by the Compensation Committee as it provides transparent, line-by-line data for each peer company and the ability to review industry trends and compensation design practices on a year-over-year basis.

As such, Pay Governance developed, and the Compensation Committee approved, a single peer group for evaluating executive compensation in 2022. Initially, 21 U.S.-based, publicly traded companies were selected using the following criteria:

•   Banks with Diversified Business Models: Community Banks or Diversified Financial Services companies with revenue generating business operations beyond traditional lending or those with a fintech focus. Financial screening criteria included assets ranging from 0.5x to 4.0x the Company, market capitalization ranging from 0.2x to 5.0x the Company, and a ratio of market capitalization to book value of greater than 1.0x.

•   Financial Technology/Business Services: Companies in the Payments/Transaction or Data Processing industries. Financial screening criteria included revenues ranging from 0.5x to 3.75x the Company and market capitalization ranging from 0.2x to 5.0x the Company.

During 2023, one of the initial peer group selections in the financial technology/business services group was acquired, leaving 20 remaining companies as follows:

Banks with Diversified Business Models (n=14)		Financial Technology / Business Services (n=6)
Alerus Financial Corporation	First Internet Bancorp	Cantaloupe, Inc.
The Bancorp, Inc.	Heritage Commerce Corp	Cardlytics, Inc.
Business First Bancshares, Inc.	Live Oak Bancshares, Inc.	EVERTEC, Inc.
Coastal Financial Corporation	Metropolitan Bank Holdings Corp	i3 Verticals, Inc.
Esquire Financial Holdings, Inc.	MVB Financial Corp.	Priority Technology Holdings, Inc.
First Bancorp	Pathward Financial, Inc.	Repay Holdings Corporation
First Financial Corporation	Triumph Financial, Inc.

The compensation peer group consists 70% of banks with diversified business models and 30% of technology/business services companies. The intent was to ensure that the mix was tilted toward the banking-industry companies to recognize the strong alignment with the Company’s unique business model. The Committee intends to continue to monitor the market for additional comparable banks for inclusion in the peer group.

For the review of executive compensation in 2023 in preparation for the Compensation Committee’s 2024 compensation recommendations, Pay Governance provided market data that consisted of annual salary, short-term incentives, and long-term incentives. Pay Governance’s market data was based primarily on proxy-disclosed information from the compensation peers, as detailed above. Size-adjusted survey data published by Mercer was used for staff roles in the absence of robust position-specific data from the compensation peer group.

It is the Compensation Committee’s philosophy that performance, more than evaluating market compensation levels alone, should drive executive compensation levels. The Compensation Committee reviews market data to gain a better understanding of general compensation practices within the market. However, the Compensation Committee takes

Executive Compensation

into account a number of other considerations when making compensation decisions, including individual and Company performance, experience, and scope of responsibilities of the executive officers, desire to retain key personnel and the Company’s objective to maintain internal pay equity.

The Compensation Committee determines base salary and incentive compensation adjustments for the CEO and other executive officers, subject to Board approval. In evaluating compensation adjustments for the executive officers other than the CEO, the Compensation Committee gives consideration to the CEO’s recommendations concerning each executive’s performance and related salary and incentive stock levels. Cash bonuses for the CEO and executive officers are allocated in accordance with the Company’s Board-approved profit-sharing program, as further described in Profit-sharing Bonus below.

Shareholder Feedback on Say on Pay

The Compensation Committee also considered the results of the advisory vote on the “say-on-pay” proposal presented to shareholders at the 2023 Annual Meeting of Shareholders. Shareholders expressed significant support for the compensation program offered to the Company’s named executive officers, with approximately 97% of votes cast in favor. Accordingly, the Compensation Committee made no direct changes to the overall mix of compensation to named executive officers and the Company’s compensation philosophies generally. The Committee will continue to consider the results of shareholders’ advisory votes on executive compensation when making decisions about the Company’s executive compensation program.

Role of the Compensation Committee’s Independent Consultant

For a number of years, the Compensation Committee retained the services of Pay Governance as a compensation consultant to provide independent counsel and advice on executive compensation matters. In 2023, Pay Governance reviewed the Company’s historical market pricing approach and pay philosophy, developed a single compensation peer group, and provided a competitive market assessment of executive compensation design and levels for the Committee’s review.

Pay Governance attends Compensation Committee meetings upon request. While the Compensation Committee considers input from Pay Governance when making compensation decisions, the Compensation Committee’s final decisions reflect many factors and considerations.

The Compensation Committee annually reviews the independence of its compensation consultant. The Compensation Committee considered the Company’s relationship with Pay Governance, assessed the independence of Pay Governance pursuant to Nasdaq and Exchange Act rules, and concluded that there are no conflicts of interest that would preclude Pay Governance from independently representing the Compensation Committee.

Executive Summary of Results

The Company posted revenue of $197.5 million in fiscal 2023, up 8.2% from the prior year, due to increases in processing fees, financial fees, net interest income and a positive variance in the (release of) provision for credit losses. Operating expenses increased 14.7% as a result of increases in personnel and other expenses as the Company invests in, and transitions to, improved technology. Net income was $30.1 million, and diluted EPS was $2.18 per share, decreases of 13.9% and 13.8% from the prior year, respectively.

The Company continues to operate profitably, posting a 1.24% return on average assets and 14.24% return on average equity. The Company’s common equity Tier 1 capital ratio was 14.73% at December 31, 2023, significantly exceeding regulatory requirements. In addition, the Company has maintained exceptional credit quality with non-performing loans to total loans of 0% at December 31, 2023 and no loan charge-offs during the year ended December 31, 2023.

The Company’s solid capital and liquidity positions, combined with ongoing earnings, are expected to continue to allow for investment in strategic opportunities when they become available, in addition to return of capital to shareholders. The Company delivered $21.7 million in dividend payments and share repurchases during 2023. The Company continues to invest in the technology, processes, and people required to support its multi-national customer base.

Executive Compensation

Elements of Compensation

The key elements of the Company’s executive compensation program include base salary, annual cash bonus awards distributed pursuant to the Company’s profit-sharing program, and LTIC equity awards. A description of these elements and the Company’s benefit plans and perquisites is included below.

CEO Transition

Effective April 18, 2023, Mr. Brunngraber retired as CEO and transitioned to the role of Executive Chairman and Mr. Resch became CEO, in addition to his current role as President, as part of the Company’s succession plan. Changes in compensation for both Mr. Brunngraber and Mr. Resch effective April 18, 2023 are as follows:

Name	Eric H. Brunngraber		Martin H. Resch
	Pre-Transition	Post-Transition	Pre-Transition	Post-Transition
Base Salary	$865,000	$562,000	$530,000	$650,000
Target Profit-Sharing Bonus	45%	40%	40%	45%
Maximum Profit-Sharing Bonus	70%	60%	60%	70%
Long-Term Incentive Compensation	125%	100%	100%	125%

In determining the post-transition salary for Mr. Brunngraber, the Compensation Committee gave consideration to Mr. Brunngraber forfeiting $410,343 in payments under the Supplemental Executive Retirement Plan during 2023 given his continued role with the Company as Executive Chairman.

Base Salary

Salaries are established for executive officers by balancing both internal and external factors. Internal equity is determined through comparison with other executives within the Company, taking into account the scope of responsibilities, performance, skills, and experience. Similarly, the Compensation Committee considers external data to validate competitiveness and reasonableness in the marketplace. Considerable weight is given to performance of the individual and his or her associated operating unit, taking into account factors such as revenue growth, cost efficiencies, technological advancements, and leadership. Specific individualized targets and quantitative performance measurements are not utilized. Base salaries are designed to attract and retain high levels of expertise and talent. The Compensation Committee reviews salaries of the CEO and other executive officers at the beginning of each fiscal year. The Compensation Committee determines any adjustments to the CEO’s salary and gives consideration to the CEO’s recommendation regarding adjustment to executive officer salaries, based on the criteria referenced above.

The Compensation Committee believes that base salary increases for 2023 were reflective of the 2022 performance of individuals and individual operating units and competitive forces projected by the external market. The increases in base salary levels for all named executive officers were effective April 2, 2023. The increase in base salaries from 2022 to 2023, effective April 2, 2023 and prior to the CEO transition, were approved as follows:

Name	Salary Prior to April 2, 2023 ($)	Salary On and After April 2, 2023 ($)	Salary After CEO Transition ($)
Martin H. Resch	480,000	530,000	650,000
Eric H. Brunngraber	815,000	865,000	562,000
Michael J. Normile	320,000	336,000	336,000
James M. Cavellier	305,000	315,000	315,000
Matthew S. Schuckman	270,000	279,000	279,000
Dwight D. Erdbruegger	317,500	328,500	328,500

Executive Compensation

Profit-Sharing Bonus

The Company is unique in having a company-wide, cash-based profit-sharing program which has been in existence since 1968. These cash bonuses are paid to all eligible employees of the Company and its subsidiaries, according to the profit-sharing program approved by the Board. The purpose of this program is to facilitate the Company’s continued growth and success by providing rewards that are commensurate with achievement, thereby creating an incentive for superior performance and improved results for shareholders. The profit-sharing program is funded and paid semi-annually based on a target of 22.5% of the Company’s profits after taxes. As such, all cash bonuses paid by the Company are capped and are available only when, and to the extent that, the Company is profitable overall.

Total profit-sharing funds are divided into pools to be distributed among various employee groups, including the CEO, executives, exempt and non-exempt staff.

The CEO is eligible to receive a percentage from 0% up to 4.9% of the total profit-sharing funds available, with the actual amount paid, based on a percentage change in NIAT from the prior year, subject to a maximum allowable distribution to the CEO of 70% of his base salary. The target amount for the CEO is set at 45% of base salary based on a change in NIAT of 8% from the prior year. The Compensation Committee believes this formula aligns compensation received by the CEO and Company performance by providing a higher payout for increased profits, based on both an increase in the total profit-sharing pool and an increase in the percentage of the pool received by the CEO, and a lower payout for decreased profits, based on both a decrease in the total profit-sharing pool and a decrease in the percentage of the pool received by the CEO. The Committee believes that the allocation of profit-sharing funds to the CEO maintains internal equity and results in a competitive pay package.

While the size of the executive officer profit-sharing pool is dependent on the overall size of the pool and change in NIAT, the individual distributions have historically been, and for fiscal 2023 were, based on a subjective assessment of each executive’s performance, taking into consideration factors such as performance of each individual and each executive’s associated operating unit. When conducting his evaluation of an executive’s performance, the CEO considers factors such as revenue growth, cost efficiencies and technological advancements within the executive’s operating unit, and leadership skills and other accomplishments during the fiscal year. Consideration is also given to profit-sharing payments that an individual has received in the past as well as those received by other named executive officers, in order to help achieve internal compensation equity.

The percentages of the total profit-sharing pool available to the CEO and other named executive officers have been set to result in payments that generally correlate to targeted salary percentages for the CEO and other named executive officers. The target percentage of base salary to be received by the CEO at target change in NIAT of 8% was 45% and could range from 0% to a maximum of 70%. The target percentage of salary at target change in NIAT for the other executive officers was 40%, with a range of 0% to a maximum of 45% in the case of Mr. Cavellier and Mr. Schuckman; 0% to a maximum of 50% for Messrs. Normile and Erdbruegger; 0% to a maximum of 60% for Mr. Resch in his role as COO until April 2023; and 0% to a maximum of 60% for Mr. Brunngraber in his role as Executive Chairman effective April 2023 through the remainder of the fiscal year. The targeted percentage salary ranges for the CEO and other named executive officers have, for the most part, been in place since the Company’s profit-sharing program was established. These ranges were established based on the following factors: (i) the goal to maintain internal equity that reflects the responsibilities of the position relative to other positions within the Company; (ii) the objective to provide incentive compensation that is adequate to attract and retain talent, validated through the Company’s recruitment efforts and periodic review of general marketplace survey data; and (iii) the desire to minimize overly risky compensation practices in line with the Company’s conservative risk profile.

The target salary percentage payouts and the distributions made to the CEO and other named executive officers are regularly reviewed by the Compensation Committee in accordance with the factors noted above. The Compensation Committee has determined that fiscal 2023 profit-sharing payments resulting from the methodology described above fall in line with the Company’s compensation philosophies and objectives and reflect the Company’s emphasis on performance-based compensation.

Fiscal 2023 bonuses were paid in August 2023 and February 2024, respectively. NIAT for 2023 compared to 2022 was a decrease of 13.9%, resulting in the CEO position receiving a distribution of 2.7% of the profit-sharing pool for the year, with the payment made in August 2023 based on the funds available through June 30, 2023 and the balance paid in February 2024 based on the funds available for the year ended December 31, 2023. The total profit-sharing pool for the year ended December 31, 2023 was $6,763,200 and resulted in the CEO position receiving a total 2023 profit-sharing payment of $181,700, or 10.6% of 2023 base salary. The CEO distribution of the 2023 profit-sharing pool was allocated between Mr. Brunngraber and Mr. Resch for their respective portions of the year serving as CEO.

Executive Compensation

The total amount of the executive officer profit-sharing pool was also based on a 13.9% decrease in NIAT for the year ended December 31, 2023 over the year ended December 31, 2022, and equaled 5.3% of the total profit-sharing pool. This includes the non-CEO distribution of the 2023 profit-sharing pool that was allocated between Mr. Brunngraber and Mr. Resch for their respective portions of the year serving in a non-CEO role. A payment was made in August 2023 based on the results through June 30, 2023, with the balance paid in February 2024 based on the results for the year ended December 31, 2023. As noted above, the amount of the executive officer profit-sharing pool allocated to individual executive officers, other than the CEO, primarily results from the change in NIAT. In addition, individual distributions were ultimately based on a performance evaluation, conducted by the CEO, considering internal equity among the executive officers and other individual performance factors, including:

•   Martin H. Resch, as COO until April 18, 2023: leadership and growth of the Company’s Banking Services, Transportation Information Services and Expense Management business units.

•   Eric H. Brunngraber, as Executive Chairman beginning April 18, 2023: successful execution of the Company’s CEO transition.

•   Michael J. Normile: overall stewardship of corporate financial processes, reporting, and controls.

•   Dwight D. Erdbruegger: ongoing growth of the Company’s banking subsidiary while maintaining excellent credit quality.

•   James M. Cavellier: leadership and ongoing development of the Company’s technology vision and strategic plan to ensure effective, efficient and secure systems and technologies.

•   Matthew S. Schuckman: overall stewardship of effective risk management and compliance.

Profit-sharing awards for 2023 represented an average of 19.9% of base pay for the named executive officers, other than the CEO.

A summary of the average percentage of base pay paid in profit sharing as compared to the average change in NIAT is as follows:

70%
60%
50%
40%
30%
20%
10%
0%
25%
20%
15%
10%
5%
0%
-5%
-10%
-15%
-20%
2020
2021
2022
2023
CEO Profit-Sharing
NEO Profit-Sharing
Net Income Growth

Long-Term Incentive Compensation

The objectives of the LTIC program are to provide an incentive which aligns executive officers’ interests with those of shareholders, assist in recruiting, encourage retention, and reward executive officers for the Company’s success.

LTIC has historically been awarded to various members of the Company’s management team, including all named executive officers, in accordance with the Amended and Restated Omnibus Stock and Performance Compensation Plan (the Prior Plan). The Prior Plan terminated in accordance with its terms on April 17, 2023, and shareholders approved the new Omnibus Plan at the 2023 Annual Meeting of Shareholders. LTIC awarded from April 2023 onward is pursuant to the Omnibus Plan.

Executive Compensation

LTIC awards for named executive officers consist of 40% time-based restricted stock or restricted stock units (RSUs) that cliff vest in three years from the date of grant and 60% performance-based restricted stock that vests three years from the date of grant with amounts earned, if any, based on the Company’s achievement of EPS and ROE performance targets for the prospective three-year performance period. The ultimate number of performance-based shares earned will range from 0% to 150% of the target award based on the Company’s achievement of EPS and ROE performance goals, with no performance-based awards being earned if threshold performance targets are not met.

The Committee believes that time-based awards reinforce the Company’s long-term objectives, serve as a retention incentive and reward the appreciation of the Company’s common stock price. The Committee believes that performance-based restricted shares incentivize the named executive officers to meet or exceed the Company’s long-term ROE and EPS targets. The LTIC program contains a retirement provision, which allows participants age 65 or older, with at least five years of service, to continue to vest in previously awarded grants after retirement. Due to this provision, and to delay the early taxation of the time-based restricted stock, the Company allows participants who are age 62 or older, and will have 5 years of service upon vesting, to elect to receive RSUs in lieu of the time-based restricted stock.

The value of target LTIC awards is set at 125% of base salary for the CEO, 100% for the Executive Chairman, and 70% of base salary for the other named executive officers. Prior to Mr. Resch’s promotion to CEO on April 18, 2023, his target LTIC awards was 100% of base salary, in consideration for his services as President of the Company. Fiscal 2023 LTIC awards that were made in January 2023 were made prior to the CEO transition, and as such, the values of the January 2023 LTIC awards for Mr. Brunngraber and Mr. Resch were set at the percentages of their base salaries as CEO and COO, respectively. Upon appointment to CEO in April 2023, Mr. Resch received an additional LTIC award under the Omnibus Plan as described in the Grants of Plan-Based Awards table.

The target values are based, in part, on market data provided by Pay Governance and the Compensation Committee also considered historical grant levels, overall TDC targets and the Company’s desire to incentivize performance. The number of shares granted to an executive officer is determined by dividing the officer’s target LTIC award dollar value by the fair market value of the Company’s common stock using the closing stock price as reported on the Nasdaq on the grant date. Of the resulting number of shares, 40% of the shares are issued in the form of time-based restricted stock or RSUs, and 60% of the shares are issued in the form of performance-based restricted stock that are earned depending on the Company’s achievement of goals over the prospective three-year performance period.

The Committee selected growth of EPS and average ROE as the basis for awarding performance-based restricted stock because these are two key measurements used by the Company to measure the long-term growth and strength of the Company. The target levels of performance for each measurement were established based on the ongoing performance level that is expected by the Board, with the threshold representing the minimum acceptable level to earn any additional compensation and the maximum as the level of performance that would be considered an exceptional achievement. These pre-established targets are scheduled for a comprehensive review at least every three years and may be reviewed and adjusted earlier if current business conditions dictate a review is needed.

The performance goals for the 2023 performance-based grants made in January 2023 are as follows, and performance-based restricted stock will be earned if and to the extent the goals are met at the end of the three-year performance period ending on December 31, 2025:

Factor	Percentage of Target Performance-Based Shares Earned
	50%	100%	150%
	Threshold	Target	Maximum
EPS annual growth	—%	8%	16%
Average ROE	7%	11%	15%

The EPS growth goal, as shown in the table above, represents a compounding annual growth rate over a base year EPS, which is the year preceding the beginning of the three-year performance period. The EPS performance goals established for each three-year performance period will be presented as a dollar value based on these EPS growth percentages. The ROE goal presented in the table above will be based on the average ROE over the three-year performance period.

To provide an equal balance between profitability and growth, each factor will be weighted 50% to determine the total percentage of performance-based restricted stock earned. For each factor, target performance would result in 100% being earned related to that factor, performance at threshold would result in 50% being earned and maximum or higher performance would result in 150% being earned. Any performance below threshold would result in 0% earned related to that performance factor. Vesting percentages for performance that falls between threshold and target or target and maximum will

Executive Compensation

be prorated between the respective vesting percentages. The percentage earned for each factor will then be multiplied by the 50% weighting and added together to determine the total percentage earned. The number of performance-based shares ultimately earned will then be determined by multiplying the number of performance-based shares granted at the beginning of the performance period by the total percentage earned, rounded to the nearest whole share.

Achievement of performance goals for performance-based restricted stock shall be determined based on generally accepted accounting principles and may be adjusted for any one-time unusual or non-recurring items that the Compensation Committee has determined, and Board of Directors has approved, as unusual and/or non-recurring.

The terms of the LTIC awards are set forth in a restricted stock or RSU award agreement entered into with each executive officer at the time of grant. Time-based restricted stock carries voting and dividend accrual rights and cliff vests on the three-year anniversary of the grant date. Time-based RSUs are settled in shares of common stock on the three-year anniversary of the grant date, have no voting rights, and dividend equivalents accumulate over the restriction period and will be paid upon vesting. In the event of disability or death of the named executive officer, time-based restricted stock and RSU awards vest immediately and performance-based restricted stock awards vest under the original terms of the agreement. There are no dividends paid or accrued on unearned performance-based awards until such time as the awards are earned and settled. In the event of a change of control and termination of service of the named executive officer, all restricted stock awards vest immediately with performance-based restricted stock awards vesting at the target performance level.

The Company does not allow the grant of awards to be timed with the release of material non-public information such that it would have an effect on the exercise price that would benefit the executive. The dollar value of LTIC awards granted to named executive officers and other eligible participants in 2023 was approved by independent Board members. Generally, this occurs at the January Board meeting and the grant date is approximately two days subsequent to the January Board meeting.

Outstanding Performance-Based LTIC Awards at Fiscal Year-End

At December 31, 2023, performance-based LTIC awards with respect to the 2022 to 2024 and 2023 to 2025 performance periods were still outstanding and have not yet been earned. Grants for these named executive officers are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table in the year of grant. The performance-based restricted stock grants relating to the 2022 to 2024 and 2023 to 2025 performance periods vest based on cumulative EPS goals and average ROE goals as described in this Long-Term Incentive Compensation section of the CD&A. If earned, these LTIC grants will be paid in the form of immediately vested shares of common stock.

Stock Vested in 2023

Performance-based LTIC awards of restricted stock were granted on January 31, 2020 vested on January 30, 2023, following the end of the three-year performance period on December 31, 2022. Actual results for EPS and ROE are as follows for the years ended December 31, 2020, 2021, and 2022, respectively, that determine the vesting percentage of the performance-based restricted shares.

Performance Measurement	2020 Actual	2021 Actual	2022 Actual
EPS annual growth	$1.73	$2.00	$2.53
Average ROE	10.23%	11.29%	16.53%

Actual cumulative EPS and average ROE for these periods compared to the levels set in 2020 at threshold, target, and maximum performance, along with the achievement percentage for these metrics are as follows:

	Actual	Threshold	Target	Maximum	Achievement
Cumulative EPS	$6.26	$6.21	$7.26	$8.42	52.4%
Average ROE	12.68%	7%	11%	15%	121.0%
Total Achievement					86.7%

As the cumulative EPS and average ROE metrics are each weighted at 50%, the total achievement for the 2020 performance-based LTIC awards resulted in a percentage of 86.7% of the target number of performance-based restricted stock.

Executive Compensation

The number of shares of both time-based and performance-based awards that vested on January 30, 2023 for each named executive officer, adjusted for stock dividends during the performance period, are as follows:

Name (1)	Vested Time-Based Restricted Shares/ Units	Performance-Based Restricted Shares
		Target Granted	Vested at 86.7%
Eric H. Brunngraber	6,664	9,996	8,667
Martin H. Resch (2)	3,533	—	—
James M. Cavellier	1,436	2,154	1,868
Dwight D. Erdbruegger	1,493	2,239	1,941

(1)     Messrs. Normile and Schuckman joined the Company in 2021 and 2020 respectively, and are therefore excluded from the table above as they were not employed at the time the 2020 and 2021 LTIC awards (as applicable) were made.

(2)     Mr. Resch joined the Company in November 2020 and received only a time-based restricted share grant at that time.

Clawback Policy

In October 2023, the Compensation Committee and Board of Directors approved and adopted the Cass Information Systems, Inc. Clawback Policy in compliance with the SEC and Nasdaq listing rules. The Clawback Policy is administered by the Compensation Committee and requires the Company, subject to certain narrow exceptions permitted by the Nasdaq listing rules, to recover from covered executive officers erroneously awarded incentive-based compensation in the event of a restatement of the Company’s financial statements due to material noncompliance with federal securities laws. Incentive-based compensation that is “received” during the three fiscal years preceding the restatement is subject to recoupment, effective from October 2, 2023 forward.

A copy of the Clawback Policy was filed as an exhibit to the Annual Report on Form 10-K for fiscal 2023.

Restrictions on Hedging

The Company’s restrictions on hedging common stock of the Company are incorporated within the Insider Trading Policy, which restricts directors, executive officers and other senior level employees who have access to material nonpublic information from engaging in short-term transactions involving the Company’s common stock. This includes short sales, purchasing on margin, or engaging in any transactions to hedge or offset any decrease in the market value of the Company’s common stock at any time. In addition, pursuant to the Company’s stock ownership guidelines, no executive officer may sell shares of the Company’s common stock without prior approval of the CEO and CFO, and in the case of sales of shares by the CEO the approval of the Lead Director of the Board is required.

Defined Benefit and Defined Contribution Retirement Plans

Retirement Plan for Employees of Cass Information Systems, Inc.

The Company provides a noncontributory defined benefit retirement plan to eligible employees, including named executive officers, under the Retirement Plan for Employees of Cass Information Systems, Inc. Effective December 31, 2016, this plan was closed to all new participants, including any named executive officers hired following that date. Effective February 28, 2021, the Company froze all future benefit accruals associated with this plan.

Upon retirement, participants in this tax qualified defined benefit plan will begin to receive monthly payments equal to 1/12 of the sum of: (i) 0.9% of final average earnings multiplied by the number of years of service, plus (ii) 0.5% of final average earnings in excess of covered compensation multiplied by years of service.

Final average earnings are defined as the average annual total compensation for the five consecutive years of highest earnings during the last 10 years of employment prior to the Company freezing the plan. Covered compensation is defined as the average of the maximum social security taxable wage bases in effect for each calendar year during the 35-year period,

Executive Compensation

ending with the year in which retirement age is attained under the Social Security Act. Earnings covered by the plan equal W-2 earnings, excluding stock-based compensation and other excludable fringe benefits and including any amounts deferred under the Company’s 401(k) plan and Section 125 plan, up to the maximum Internal Revenue Service (IRS) limit of $330,000 in 2023. Service for benefit accrual purposes is the period beginning on the date of participation in the plan and ending on the severance date.

Normal retirement age under the plan is 65 with five years of vesting service. Early retirement eligibility is age 55 with five years of vesting service. Benefits for early retirement under the defined benefit pension plan would be calculated under the formula described above based on final average earnings and years of service as of the date of retirement, reduced by (i) 5/9 of 1% for each month by which the early retirement date or the first day of the month coinciding with or next following the 60th birthday, whichever is later, precedes the normal retirement date, and (ii) 5/18 of 1% for each month, if any, by which the early retirement date precedes the first day of the month coinciding with or next following the 60th birthday. Postponed retirement benefits are an amount equal to the greater of (i) the normal retirement benefit determined in accordance with the above formula using service and final average earnings through the postponed retirement date, or (ii) the actuarial equivalent of the normal retirement benefit on the postponed retirement date. The normal form of benefit is a straight-life annuity with 120 months guaranteed.

Cass Information Systems, Inc. 401(k) Plan

The Company provides defined contribution retirement benefits to eligible employees, including named executive officers, under the Cass Information Systems, Inc. 401(k) Plan. Eligible employees may enter the plan at the first of the month following one month of service. Employees may voluntarily defer the maximum level allowed by the IRS, which was $22,500 for 2023, plus an additional $7,500 catch-up contribution for employees age 50 or older.

Prior to March 2021, for employees that participated in the Company’s defined benefit retirement plan, as described above, the Company matched 50% of the first 3% of employee contributions, subject to IRS limitations. For employees that were not eligible to participate in the Company’s defined benefit retirement plan (generally starting employment at the Company subsequent to December 31, 2016), as described above, the Company provided a 3% contribution to the employee’s 401(k) and matched 50% of the first 6% of employee contributions, subject to IRS limitations. Upon freezing future benefit accruals under the Company’s defined benefit retirement plan on February 28, 2021, all employees eligible for the 401(k) Plan receive the same 3% contribution and 50% of the first 6% of employee contributions. The longer-term employees, previously eligible for the defined benefit retirement plan, received an additional 3% contribution until December 31, 2023. All employee contributions vest immediately. Company contributions vest for each employee on the employee’s third anniversary of employment with the Company.

Cass Information Systems, Inc. Supplementary Executive Retirement Program

The Company’s benefits program also provides for the Cass Information Systems, Inc. Supplemental Executive Retirement Plan (the SERP). The SERP was designed to restore retirement benefits to key executives whose benefits are limited by the IRS under the Company’s qualified plans. Effective December 31, 2016, the SERP was closed to all new participants. There was no service cost associated with the SERP in 2023 or 2022. There will be also be no service cost associated with the SERP in 2024.

Upon retirement, participants in the SERP will receive monthly payments equal to 1/12 of 70% of the final average earnings, reduced proportionately for length of service less than 25 years. Such amount is further reduced by the participant’s: (i) qualified retirement plan benefit; (ii) primary social security benefit; and (iii) 401(k) hypothetical annuity.

Final average earnings, normal and early retirement age, years of service, and normal form of payment are the same as under the Retirement Plan for Employees of Cass Information Systems, Inc., as described above.

Early retirement benefits under the SERP are calculated to be an annual amount equal to 70% of the final average earnings multiplied by the number of full years of service divided by 25% (not to exceed 100%), less the sum of the defined pension plan benefit, primary social security benefit, and 401(k) hypothetical annuity, reduced by 1/180 for each of the first 60 calendar months and 1/360 for each of the next 60 calendar months by which commencement of benefits precedes normal retirement date. Benefits are not increased if payment of benefits commences after the normal retirement date.

Executive Compensation

Perquisites and Other Benefits

The Company provides certain executive officers with perquisites that the Compensation Committee believes are reasonable and competitive based on the Compensation Committee’s knowledge of other companies with which the Company competes for talent. For named executive officers that joined the company prior to 2018, these perquisites include an automobile allowance and for the CEO a club membership allowance. Mr. Brunngraber maintains these perquisites subsequent to his transition to Executive Chairman on April 18, 2023. Historically, the Company has not benchmarked or set targets for this compensation component. The perquisites’ value to the executive, as well as the incremental cost to the Company, is considered when establishing compensation levels; however, the value of this component of compensation is modest and has not been given significant weight by the Compensation Committee when establishing overall levels of executive compensation. Executive officers are eligible to receive the same health, vision, dental, disability, and life insurance benefits as are available to all other full-time employees of the Company and its subsidiaries.

Post-Employment Payments

Named executive officers do not have employment agreements, nor are there any provisions for payments following or in connection with any termination or change of control, other than for provisions that allow for SERP benefits, stock appreciation rights (SARs), and restricted stock or RSU awards to vest and/or become fully exercisable upon a change of control and subsequent termination of service, the continuation of vesting of LTIC awards allowed after retirement for those participants with five or more years of service or in some circumstances, upon death or disability, in accordance with their respective plans. The equity compensation termination benefits provided to the named executive officers upon retirement do not discriminate in scope, terms or operation in favor of executive officers compared to the benefits offered to all other plan participants.

The value of the SARs, restricted stock or RSU awards that would continue to vest or be exercisable, in the case of SARs, are reflected in the table Outstanding Equity Awards at Fiscal Year-End provided later in this Proxy Statement. These amounts, together with the retirement plan and SERP benefits disclosed in the Pension Benefits table of this Proxy Statement, represent the value of payments a named executive officer would have received due to retirement, resignation, death or disability, or following a change of control if their employment would have terminated on the last day of the fiscal 2023. Messrs. Resch, Normile, and Schuckman are not yet eligible for the vesting of LTIC awards after retirement, as they have not met the five-year service requirement.

Federal Income Tax Deductibility Limitations

While the Compensation Committee takes into consideration the tax consequences to employees and the Company when considering types of awards and other compensation granted to executives and directors, the accounting and tax treatment of compensation generally has not been a factor in determining the amount of compensation for the named executive officers. The Compensation Committee’s primary objective is to provide compensation programs to attract and retain a high level of talented leadership, reward performance in accordance with results, provide an incentive for future performance and align Company executives’ long-term interests with those of the shareholders and therefore designs programs to achieve those objectives, even if such compensation is potentially not deductible to the Company for tax purposes.

CEO Pay Ratio

The Compensation Committee believes executive pay must be both internally equitable and externally competitive to attract and retain the talent necessary to produce exceptional financial results and value for shareholders. Cass is committed to internal pay equity and periodically reviews pay data to ensure it is both internally equitable and in line with similar positions in the external market. Due to the Company’s nature of business, a large portion of the employee population is clerical and administrative with approximately 20% of employees holding part-time positions and working less than 30 hours per week.

Executive Compensation

In calculating the CEO pay ratio, pursuant to Item 402(u) of Regulation S-K, companies are required to disclose the ratio of the CEO’s compensation to that of the median employee. The SEC permits the Company to identify its median employee once every three years provided that it reasonably believes there has been no change in its employee population or compensation arrangements that would significantly affect the pay ratio disclosure. The Company used the following methodology to identify the Company’s median employee:

•   Compensation data was compiled as of the last pay period in November 2022 and reflects all cash compensation paid for the period ended November 30, 2022, including payments pursuant to the Company’s profit-sharing program.

•   The compensation data represents all U.S. employees paid for the period ended November 30, 2022. This data excludes non-U.S. employees, as these employees make up less than 5% of the Company’s total employee count.

•   For employees hired or terminated during the year, compensation was annualized as of November 30, 2022 by taking total regular pay and overtime pay divided by the number of days actually worked during the period, multiplying this amount by the 238 days paid through November 30, 2022 and adding additional compensation not related to hours worked, such as any cash bonuses or other cash or like-cash awards paid during the year.

•   No adjustments were made to part-time employees’ total compensation except annualizing pay for part-time employees hired during the year, as explained above.

•   The total cash compensation by employee was then ranked from highest to lowest for all 1,357 employees, excluding the CEO. The median employee was determined to be the employee that ranked number 677 in order from lowest to highest in total cash compensation paid in 2022 for the period ended November 30, 2022.

•   The total annual compensation of the median employee was calculated in the same manner as that of the CEO for disclosure in the Summary Compensation Table of this Proxy Statement.

There have been no changes in the Company’s employee population, employee compensation arrangements, or the median employee’s circumstances that the Company reasonably believes would result in a significant change in the pay ratio disclosure. As such, as permitted under SEC rules, the Company is utilizing the same median employee for the pay ratio for fiscal 2023 by examining the annual total compensation applying updated compensation data for 2023.

Upon Mr. Brunngraber’s retirement as CEO effective April 18, 2023, Mr. Resch was appointed as CEO and received an increase in salary to $650,000, eligibility to receive an annual target profit sharing bonus of 45% of his adjusted based salary, and a 2023 LTIC opportunity at target based on 125% of his adjusted base salary. The Company annualized Mr. Resch’s total compensation for fiscal 2023 in accordance with the same categories and based upon the same principles used to calculate the amounts disclosed in the Summary Compensation Table. For purposes of this calculation, had Mr. Resch been CEO for all of fiscal 2023, the Company has estimated Mr. Resch’s profit-sharing bonus to be $165,750, his estimated LTIC award to be $812,500, and his estimated all other compensation to be $688,711, consistent with the description of the executive compensation program in the CD&A.

The Company provides the following with respect to the pay ratio for fiscal 2023:

•   The median of annual total compensation of all employees of Cass for fiscal 2023 other than Mr. Resch was $45,142;

•   The annualized total compensation of Mr. Resch in his role as CEO during 2023 was $1,666,961 ; and

•   Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all Company employees is 36.9:1.

LTIC awards are an element of compensation provided to the CEO that is not included in compensation paid to the median employee. LTIC awards made in 2023 are included at grant date value and will not be earned until 2026, if at all, 60% of which are eligible to be earned only upon the achievement of performance goals.

Executive Compensation

Post-Fiscal Year Compensation Actions

Executive Compensation Comparative Data

In 2023, the Compensation Committee performed a review of executive compensation. As part of the review process, the Compensation Committee retained Pay Governance to provide comparative data on cash and total executive compensation. Data reviewed was from (i) the Financial Services sector, including the Banking industry, and (ii) the Services Sector, including the Business Services industry. Consistent with prior years and the Company’s intent not to engage in benchmarking, the Compensation Committee did not rely solely on comparative data, but did consider such elements when exercising its own judgment in determining 2024 compensation.

Base Salary

Base salary increases for 2024 were approved in January 2024 based on the factors discussed herein, including overall performance of individuals, individual operating units, corporate earnings, and overall corporate growth over the past several years. Such base salary increases were approved as follows:

Name	Salary Prior to March 31, 2024 ($)	Salary on and After March 31, 2024 ($)
Eric H. Brunngraber	562,000	562,000
Martin H. Resch	650,000	675,000
Michael J. Normile	336,000	347,750
James M. Cavellier	315,000	324,500
Matthew S. Schuckman	279,000	288,000
Dwight D. Erdbruegger	328,500	340,000

Long-Term Incentive Compensation

Vesting of 2021 LTIC Awards

The LTIC awards granted on January 28, 2021 cliff-vested on January 26, 2024 after the three-year restriction period elapsed. Actual results for EPS and ROE are as follows for the years ended December 31, 2021, 2022, and 2023, respectively, that determined the vesting percentage of the performance-based restricted shares.

Performance Measurement	2021 Actual	2022 Actual	2023 Actual
EPS annual growth	$2.00	$2.53	$2.18
Average ROE	11.29%	16.53%	14.24%

Actual cumulative EPS and average ROE for these periods compared to the levels set in 2021 at threshold, target, and maximum performance, along with the achievement percentage for these metrics are as follows:

	Actual	Threshold	Target	Maximum	Achievement
Cumulative EPS	$6.71	$5.19	$6.07	$7.04	133.0%
Average ROE	14.02%	7%	11%	15%	137.8%
Target Achievement					135.4%

Executive Compensation

As the cumulative EPS and average ROE metrics are each weighted at 50%, the total achievement for the 2021 LTIC awards resulted in a payout percentage of 135.4% of the target awards. The number of shares that vested on January 26, 2024 for each named executive officer are as follows:

Name	Vested Time-Based Restricted Shares/ Units	Performance-Based Restricted Shares
		Target Granted	Vested at 135.4%
Eric H. Brunngraber	9,389	14,083	19,068
Martin H. Resch	2,749	4,124	5,584
Michael J. Normile	1,890	2,835	3,839
James M. Cavellier	1,997	2,995	4,055
Matthew S. Schuckman	1,001	1,502	2,034
Dwight D. Erdbruegger	2,079	3,119	4,223

Grant of 2024 LTIC Awards

The LTIC awards made in January 2024 were made pursuant to the Omnibus Plan and were comprised of 40% time-based restricted shares or RSUs and 60% performance-based restricted shares. Both the time-based restricted shares or RSUs and the performance-based restricted shares are scheduled to cliff vest three years from the grant date, subject to the terms and conditions of the awards. The number of performance-based restricted shares vesting will vary in an amount from 0% to 150% of the amount awarded based on the achievement of pre-established ROE and EPS performance goals over the three-year performance period from January 1, 2024 to December 31, 2026. The awards were granted on January 25, 2024 and were valued using the closing stock price as reported on the Nasdaq on the grant date of $44.29.

The performance goals for the 2024 performance-based grants are as follows, and performance-based restricted stock will be earned if and to the extent the goals are met at the end of the three-year performance period ending on December 31, 2026:

Factor	Percentage of Target Performance-Based Shares Earned
	50%	100%	150%
	Threshold	Target	Maximum
EPS annual growth	—%	8%	16%
Average ROE	9%	13%	17%

The target performance goal for average ROE was increased from 11% to 13% in light of recent Company performance and in recognition of the impact of the accumulated other comprehensive loss related to change in the fair value of available-for-sale investment securities on average equity calculations.

The target awards granted on January 25, 2024 to each named executive officer are detailed below.

Name	Time-Based Restricted Shares	Time-Based RSUs	Performance-Based Restricted Shares
Eric H. Brunngraber	—	5,076	7,613
Martin H. Resch	7,620	—	11,430
Michael J. Normile	2,198	—	3,298
James M. Cavellier	2,051	—	3,077
Matthew S. Schuckman	1,821	—	2,731
Dwight D. Erdbruegger	—	2,149	3,224

Executive Compensation

Compensation Committee Report

In the performance of its oversight function for the year ended December 31, 2023, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

James J. Lindemann, Chairman

Joseph D. Rupp

Franklin D. Wicks, Jr.

Executive Officers

Following are the names, ages and positions held by the Company’s current executive officers followed by information on compensation received or earned by the Company’s named executive officers during the periods presented.

Martin H. Resch, 58, President and CEO. Additional information on Mr. Resch can be found in the section “Election of Directors” contained herein. Effective April 18, 2023 and upon Mr. Brunngraber’s retirement as CEO, Mr. Resch became CEO in addition to his current role as President.

Michael J. Normile, 48, Executive Vice President and CFO. Mr. Normile, CPA, joined the Company in January 2021 as Senior Vice President of Corporate Finance and was named Executive Vice President and CFO on March 4, 2021. Prior to joining Cass, he worked for FB Corporation/First Bank for 13 years serving as the Controller starting in 2007 and the CFO since 2015. Prior to FB Corporation/First Bank, Mr. Normile spent nine years working for KPMG, LLP and was a Senior Manager in the financial services audit practice.

Dwight D. Erdbruegger, 65, President, Cass Commercial Bank. Mr. Erdbruegger joined the Company in this role in 2018, after a 31-year career in commercial banking, the last 15 years spent with Commerce Bank. Most recently he served as chairman of CBIEF, the equipment finance subsidiary of Commerce Bank. Mr. Erdbruegger was also chief administrative officer for Commerce Bank East Group, with offices in Missouri, Indiana, Michigan, Ohio and Tennessee.

James M. Cavellier, 56, Executive Vice President and CIO. Mr. Cavellier joined the Company in this role in 2018. Prior to joining the Company, he worked for Comerica Bank since 2001 holding various technology leadership positions ranging from strategic technology planning to operational responsibility for all technology across the U.S. Most recently, Mr. Cavellier was a domain chief information officer for payment and wealth management technologies. Prior to Comerica Bank, Mr. Cavellier held technology leadership positions with The Auto Club Group, Ernst & Young, LLP, and Electronic Data Systems.

Matthew S. Schuckman, 50, Executive Vice President, General Counsel, and Corporate Secretary. Mr. Schuckman joined the company in this role in 2020, after a 20-year career as a commercial and transactional attorney with the St. Louis office of Armstrong Teasdale LLP.

Executive Compensation

Summary Compensation Table

The following table includes the annual and long-term compensation of the named executive officers for all services rendered in all capacities to the Company for each respective fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value ($) (3)	All Other Compensation ($) (4)	Total ($)
Eric H. Brunngraber Executive Chairman (5)	2023	638,069	74,200	1,081,251	63,700	—	97,481	1,954,701
	2022	802,500	—	1,018,750	469,800	—	87,224	2,378,274
	2021	751,897	—	956,249	333,400	277,533	58,954	2,378,033
Martin H. Resch President and CEO (6)	2023	602,423	28,300	729,978	118,000	—	38,711	1,517,412
	2022	475,385	243,000	479,987	—	—	30,880	1,229,252
	2021	400,000	162,000	280,006	—	—	70,160	912,166
Michael J. Normile Executive Vice President and CFO (7)	2023	332,000	67,761	235,161	—	—	31,491	666,413
	2022	315,000	154,000	224,023	—	—	27,417	720,440
	2021	295,673	122,000	342,481	—	—	23,726	783,880
James M. Cavellier Executive Vice President and CIO	2023	312,500	63,526	220,494	—	—	26,872	623,392
	2022	301,375	114,388	213,495	—	—	24,618	653,876
	2021	286,569	106,000	203,374	—	—	22,696	618,639
Matthew S. Schuckman Executive Vice President, General Counsel, and Corporate Secretary	2023	276,750	56,265	195,315	—	—	25,076	553,406

Dwight D. Erdbruegger President, Cass Commercial Bank	2023	325,750	66,248	229,930	—	—	27,161	649,089
	2022	313,750	134,938	222,242	—	—	24,874	695,804
	2021	298,278	114,000	211,766	—	—	23,529	647,573

(1)     These amounts represent distributions under the Company’s profit-sharing program as further described in the CD&A section contained herein. Amounts paid to the CEO are reported separately as non-equity incentive plan compensation due to the fact the payments are based on predetermined, objective targets which are communicated to the CEO prior to the performance period, the outcome of which is uncertain at the time the targets are made. Mr. Brunngraber and Mr. Resch each served in the CEO position during fiscal 2023. Portions of their total earned 2023 profit-sharing bonuses were paid pursuant to the terms of the program applicable to the CEO and are reported as non-equity incentive plan compensation, and portions of their total earned 2023 profit-sharing bonuses were paid pursuant to the terms of the program applicable to their respective non-CEO positions and are reported as bonuses. See “Elements of Compensation - Profit-Sharing Bonus” in the CD&A section herein.

(2)     These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock and RSU awards granted in fiscal 2023, fiscal 2022, and fiscal 2021. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. Fiscal 2021, 2022, and 2023 grants consisted of 40% time-based restricted stock or RSUs, which vest in total on the third anniversary of the grant date, and 60% performance-based restricted stock that will be earned based on cumulative three-year EPS growth and average ROE goals. In all fiscal years reported, the time-based portion of the award was made in restricted stock to Messrs. Resch, Normile, Cavellier, and Schuckman and in RSUs to Messrs. Brunngraber and Erdbruegger. The fiscal 2021 performance-based grants are based on the goals for fiscal 2021, 2022 and 2023; the fiscal 2022 performance-based grants are based on the goals for fiscal 2022, 2023 and 2024; and the fiscal 2023 performance-based grants are based on the goals for fiscal 2023, 2024 and 2025, as discussed in the CD&A. The reported grant date fair value of the fiscal 2021, 2022 and 2023 awards assume that the performance-based restricted stock will be earned at the target achievement level per the instructions to Item 402(c) of Regulation S-K. See Note 11 to the Company’s consolidated financial statements filed as part of its Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the assumptions used in the valuation of awards. The grant date fair value of the performance-based restricted stock awards granted in 2021, 2022, and 2023, respectively, for each named executive officer assuming that the maximum level of performance conditions is achieved is as follows: Mr. Brunngraber - $860,612, $916,851, and $973,155; Mr. Resch - $252,018, $431,976, and $656,971; Mr. Normile - $173,247, $201,621, and $211,645; Mr. Cavellier - $183,024, $192,121, and $198,445; and Mr. Erdbruegger - $190,602, $200,018, and $206,951. The grant date fair value of the performance-based restricted stock award granted in 2023 for Mr. Schuckman assuming that the maximum level of performance conditions is achieved is $175,784.

Executive Compensation

(3)     Represents the aggregate change in actuarial present value of accumulated benefits under the Company’s defined benefit pension plan and SERP, where applicable, based on a five-year average of current pay. See Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for a complete description of the material assumptions applied in quantifying the present value of accumulated benefits. The change in pension value for Mr. Brunngraber was a decrease of $27,296 and $1,886,111 for 2023 and 2022, respectively.

(4)     See All Other Compensation table below for details of the Company’s incremental cost on perquisite benefits, dividends paid or accrued on time-based restricted stock awards, and the Company’s matching contributions paid to the Company’s 401(k) Plan on behalf of each named executive officer for fiscal 2023.

(5)     Mr. Brunngraber’s 2023 reported information also reflects compensation earned by Mr. Brunngraber in his role as CEO from January 1, 2023 until April 18, 2023, the effective date of his current position. During fiscal 2022 and 2023, Mr. Brunngraber forfeited $341,953 and $410,343 in payments under the Supplemental Executive Retirement Plan given his continued role with the Company as Executive Chairman.

(6)     Mr. Resch’s 2023 reported information also reflects compensation earned by Mr. Resch in his role as COO from January 1, 2023 to April 18, 2023, the effective date of his current position.

(7)     Mr. Normile joined the Company in January 2021. The amounts reported also reflect compensation earned by Mr. Normile in his role as Senior Vice President of Corporate Finance from January 2021 to March 2021, when he was appointed to his current position.

All Other Compensation Table

The following table includes all other compensation received by executive offers during fiscal year 2023.

Name	Matching 401(k) Contributions ($)	Auto Allowance ($)	Club Membership ($)	Anniversary and Retirement Awards ($)	Dividends Paid or Accrued on Time-based Restricted Stock ($)	Total All Other Compensation ($)
Eric H. Brunngraber	29,700	15,000	15,000	4,400	33,381	97,481
Martin H. Resch	19,800	—	—	—	18,911	38,711
Michael J. Normile	19,800	—	—	—	11,691	31,491
James M. Cavellier	19,800	—	—	100	6,972	26,872
Matthew S. Schuckman	19,800	—	—	—	5,276	25,076
Dwight D. Erdbruegger	19,800	—	—	100	7,261	27,161

Executive Compensation

Grants of Plan-Based Awards

The following table sets forth information regarding all plan-based awards that were made to the named executive officers during 2023. Disclosure is provided on a separate line for each grant or award made during the year. The information supplements the values of awards presented in the Summary Compensation table above.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock Awards (4) ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Eric H. Brunngraber	1/26/23				6,635	13,270	19,905		648,770
	1/26/23							8,846	432,481
	8/11/23		29,400
	2/9/24		34,300
Martin H. Resch	1/26/23				3,252	6,504	9,756		317,981
	1/26/23							4,336	211,987
	4/20/23				1,596	3,191	4,787		120,014
	4/20/23							2,127	79,996
	8/11/23		54,500
	2/9/24		63,500
Michael J. Normile	1/26/23				1,443	2,886	4,329		141,097
	1/26/23							1,924	94,064
James M. Cavellier	1/26/23				1,353	2,706	4,059		132,296
	1/26/23							1,804	88,198
Matthew S. Schuckman	1/26/23				1,199	2,397	3,596		117,189
	1/26/23							1,598	78,126
Dwight D. Erdbruegger	1/26/23				1,411	2,822	4,233		137,968
	1/26/23							1,881	91,962

(1)     Target represents amounts earned by Mr. Brunngraber and Mr. Resch in 2023 while serving in the CEO position and paid on the dates reported pursuant to the Company’s profit-sharing program, as discussed in the CD&A. Profit-sharing bonuses earned by the other named executive officers are reported in the bonus column of the Summary Compensation Table.

(2)     Represents performance-based restricted stock awards granted pursuant to the terms of the Company’s Prior Plan in the case of the January 2023 performance-based awards to all named executive officers and pursuant to the terms of the Omnibus Plan in the case of the April 2023 performance-based award to Mr. Resch in connection with his appointment to the CEO position. Performance-based restricted stock awards earned, if any, will vest in full on January 23, 2026 with respect to the January 2023 awards and on April 17, 2026 with respect to Mr. Resch’s April 2023 award, in any case only to the extent the Company achieves certain EPS and ROE targets for the three-year performance period ending December 31, 2025. Performance-based awards carry no voting or dividend rights until earned and settled, as discussed in the CD&A of this Proxy Statement. The EPS annual growth performance metrics for threshold, target, and maximum payouts are $7.59, $8.87, and $10.29, respectively. The ROE performance metrics for threshold, target, and maximum payouts are 7%, 11%, and 15%, respectively.

(3)     For Messrs. Brunngraber and Erdbruegger, represents time-based RSUs and for Messrs. Resch, Normile, Cavellier, and Schuckman, represents shares of time-based restricted stock, January 2023 time-based awards were granted pursuant to the terms of the Company’s Prior Plan, and Mr. Resch’s April 2023 time-based award was granted pursuant to the terms of the Omnibus Plan. Time-based RSUs and restricted shares granted on January 26, 2023 will vest in full on January 23, 2026. Mr. Resch’s time-based restricted shares granted on April 20, 2023 will vest in full on April 17, 2026. Time-based RSUs do not carry voting rights, but do accrue dividends during the restriction periods, and dividends accrued will be paid upon vesting.

(4)     The grant date fair value is computed in accordance with FASB ASC Topic 718, is based on the target number of performance-based restricted stock, as applicable, and is calculated using the fair market value of the Company’s common stock on the date of grant of $48.89 for grants made on January 26, 2023 and $37.61 for Mr. Resch’s grant made on April 20, 2023.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by each named executive officer as of December 31, 2023.

Name	SAR Awards				Stock Awards
	Number of Securities Underlying Unexercised SARs (#) Exercisable	Number of Securities Underlying Unexercised SARs (#) Unexercisable	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares of Stock That Have Not Vested ($) (3)
Eric H. Brunngraber (4)	14,361	—	46.70	1/27/2024	28,531	1,285,322	64,194	2,891,940
Martin H. Resch	—	—	—	—	14,063	633,538	31,643	1,425,495
Michael J. Normile	—	—	—	—	9,992	450,140	13,676	616,081
James M. Cavellier	—	—	—	—	5,959	268,453	13,406	603,918
Matthew S. Schuckman	—	—	—	—	4,509	203,130	10,146	457,077
Dwight D. Erdbruegger	—	—	—	—	6,206	279,580	13,965	629,123

(1)         Represents time-based restricted stock and RSU awards issued pursuant to the Company’s Prior Plan and the Omnibus Plan. The awards cliff vest on the third anniversary of the grant date. The vesting dates for such awards are as follows:

Name	Vesting Date	Number of Shares Restricted Stock	Number of RSUs
Eric H Brunngraber	1/26/2024	—	9,389
	1/24/2025	—	10,296
	1/26/2026	—	8,846
Martin H. Resch	1/26/2024	2,749	—
	1/24/2025	4,851	—
	1/26/2026	4,336
	4/17/2026	2,127	—
Michael J. Normile	1/3/2024	3,914	—
	1/26/2024	1,890
	1/24/2025	2,264	—
	1/26/2026	1,924	—
James M. Cavellier	1/26/2024	1,997	—
	1/24/2025	2,158	—
	1/26/2026	1,804	—
Matthew S. Schuckman	1/26/2024	1,001	—
	1/24/2025	1,910	—
	1/26/2026	1,598	—
Dwight D. Erdbruegger	1/26/2024	—	2,079
	1/24/2025	—	2,246
	1/26/2026	—	1,881

(2)         Value based on $45.05 per share, which was the closing market price of the Company’s common stock reported on the Nasdaq Global Select Market on December 29, 2023.

(3)         Represents unearned performance-based restricted stock awards issued pursuant to the Company’s Prior Plan and the Omnibus Plan. The number of unearned performance-based shares and the corresponding market value of such shares has been calculated in accordance with the instructions to Item 402(f) of Regulation S-K and related SEC guidance based on the achievement level that

Executive Compensation

exceeds the performance of the last completed fiscal year over which performance is measured. Because the three-year performance period ended December 31, 2023 resulted in payouts of performance-based awards above the target level, the number of shares and corresponding market value in the table above represent the maximum number of performance-based shares that can be earned at the end of the applicable three-year performance period. The awards were granted on January 28, 2021, January 27, 2022, January 26, 2023, and April 20, 2023. Amounts ultimately earned will be based on the achievement of certain EPS and ROE targets over the applicable three-year performance period, as discussed in the CD&A. Awards earned will vest in full on the third anniversary of the applicable grant date.

(4)         Mr. Brunngraber’s SARs expired without being exercised on January 27, 2024.

Pay Versus Performance Table

As required by Item 402(v) of Regulation S-K, the Company is providing the following information regarding the relationship between executive “compensation actually paid” (CAP) and financial performance of the Company for each of the fiscal years presented. In determining CAP to the named executive officers, the Company is required to make various adjustments to the amounts that have been previously reported in the Summary Compensation Tables for the fiscal years presented, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. For more detailed information concerning the Company’s pay-for-performance philosophy and how its executive compensation program is designed to further this concept, please see CD&A of this Proxy Statement.

Year	Summary Compensation Table Total for PEO 1 ($) (1)	Compensation Actually Paid to PEO 1 ($) (2)	Summary Compensation Table Total for PEO 2 ($) (3)	Compensation Actually Paid to PEO 2 ($) (4)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (5)	Average Compensation Actually Paid to Non-PEO NEO’s ($) (6)	Value of Initial Fixed $100 Investment Based On:			Net Income (thousands) ($)	Diluted Earnings per Share ($) (9)	Return on Average Equity (%) (9)
							TSR ($) (7)	Computer Services Peer Group TSR ($) (8)	Banks Peer Group TSR ($) (8)
2023	1,954,701	1,807,783	1,517,412	1,477,581	623,075	594,896	88	147	117	30,059	2.18	14.24
2022	2,348,500	2,598,605	—	—	823,621	908,458	87	124	107	34,904	2.53	16.53
2021	2,378,033	2,097,985	—	—	699,339	718,559	73	152	125	28,604	2.00	11.29
2020	3,414,093	1,428,697	—	—	783,715	512,222	69	134	87	25,176	1.73	10.23

(1)     “PEO 1” refers to Mr. Brunngraber, who served as the Company’s CEO for 2020, 2021, 2022, and from January 1, 2023 until stepping down from his position as CEO effective April 18, 2023. The dollar amounts reported are the amounts of total compensation reported for Mr. Brunngraber for each corresponding year in the “Total” column of the Summary Compensation Table.

(2)     The dollar amounts reported represent the amount of CAP to Mr. Brunngraber, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Brunngraber during the reported year. A reconciliation of Mr. Brunngraber’s total compensation for 2023, 2022, 2021, and 2020, as reported in the Summary Compensation Table to the CAP for those fiscal years is shown in the table below.
Year	Reported Summary Compensation Table Total for PEO 1 (a)	Add: Change in Value of Stock Awards during Fiscal Year (b)	Deduct: Reported Change in Pension Value (c)	Add: Pension Service Cost (d)	Compensation Actually Paid
2023	1,954,701	(146,918)	—	—	1,807,783
2022	2,348,500	250,105	—	—	2,598,605
2021	2,378,033	(14,683)	(277,533)	12,168	2,097,985
2020	3,414,093	(465,271)	(1,564,221)	44,096	1,428,697

a.       The reported Summary Compensation Table total compensation includes dividends paid or accrued on time-based restricted stock awards.

b.       The “Change in Value of Stock Awards during Fiscal Year” for each applicable year include an amount calculated as follows: (i) deduction of grant date fair value of stock awards are reported in the Summary Compensation Table for the applicable year; (ii) addition of the year-end fair value of any equity awards granted in the applicable year that were outstanding and unvested as of the end of the applicable year; (iii) addition of an amount equal to the change as of the end of the applicable year (from the end of the prior year) in fair value of any equity awards granted in prior years that were outstanding and unvested as of the end

Executive Compensation

of the applicable year; (iv) addition of an amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value of any equity awards granted in prior years that vested in the applicable year; and (v) deduction of an amount equal to the fair value at the end of the prior fiscal year of any equity awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year. Adjustments made with respect to performance-based awards that vested or failed to vest in an applicable fiscal year were based on the achievement of performance goals during the applicable three-year performance period of 86.7%, 52.9%, 94.4%, and 117.3% in 2023, 2022, 2021, and 2020, respectively, as more fully discussed in the CD&A section of this Proxy Statement. The fair value information for all unvested equity awards is based on the target vesting percentage for performance-based stock awards. The amounts deducted or added in calculating the “Change in Value of Stock Awards during Fiscal Year” are as follows:

Year	Grant Date Fair Value of Equity Awards Granted in Applicable Year	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Applicable Year	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value of Awards Granted in Prior Years that Vested in the Year that Failed to Meet Vesting Conditions	Total Equity Award Adjustments
2023	(1,081,251)	996,326	(37,893)	39,984	(64,084)	(146,918)
2022	(1,018,750)	1,179,361	260,858	13,527	(184,891)	250,105
2021	(956,249)	922,919	13,512	26,694	(21,559)	(14,683)
2020	(899,973)	648,241	(241,721)	(55,603)	83,785	(465,271)

c.        Represents the aggregate change in actuarial present value of accumulated benefits under the Company’s defined benefit pension plan and SERP, where applicable, as reported in the Summary Compensation Table. The change in pension value for Mr. Brunngraber was a decrease of $27,296 and $1,886,111 for 2023 and 2022, respectively.

d.       Represents the service cost for the SERP and qualified pension plan for Mr. Brunngraber. For 2023 and 2022, there was no service cost for the SERP and qualified pension plan as the benefits were frozen in February 2021.

(3)     “PEO 2” refers to Mr. Resch, who began serving as the Company’s CEO effective April 18, 2023. The dollar amounts reported are the amounts of total compensation reported for Mr. Resch for 2023 in the “Total” column of the Summary Compensation Table.

(4)     The dollar amounts reported represent the amount of CAP to Mr. Resch as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Resch during the reported year. A reconciliation of Mr. Resch’s total compensation for 2023, as reported in the Summary Compensation Table, to the CAP is shown in the table below.
Year	Reported Summary Compensation Table Total for PEO 2 (a)	Add: Change in Value of Stock Awards during Fiscal Year (b)	Deduct: Reported Change in Pension Value (c)	Add: Pension Service Cost (d)	Compensation Actually Paid
2023	1,517,412	(39,831)	—	—	1,477,581

a.       The reported Summary Compensation Table total compensation includes dividends paid on time-based restricted stock awards.

b.       The “Change in Value of Stock Awards during Fiscal Year” for each applicable year include an amount calculated as follows: (i) deduction of grant date fair value of stock awards are reported in the Summary Compensation Table for the applicable year; (ii) addition of the year-end fair value of any equity awards granted in the applicable year that were outstanding and unvested as of the end of the applicable year; (iii) addition of an amount equal to the change as of the end of the applicable year (from the end of the prior year) in fair value of any equity awards granted in prior years that were outstanding and unvested as of the end of the applicable year; (iv) addition of an amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value of any equity awards granted in prior years that vested in the applicable year; and (v) deduction of an amount equal to the fair value at the end of the prior fiscal year of any equity awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year. Adjustments made with respect to performance-based awards that vested or failed to vest in an applicable fiscal year were based on the achievement of performance goals during the applicable

Executive Compensation

three-year performance period of 86.7% in 2023 as more fully discussed in the CD&A section of this Proxy Statement. The fair value information for all unvested equity awards is based on the target vesting percentage for performance-based stock awards. The amounts deducted or added in calculating the “Change in Value of Stock Awards during Fiscal Year” are as follows:

Year	Grant Date Fair Value of Equity Awards Granted in Applicable Year	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Applicable Year	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value of Awards Granted in Prior Years that Vested in the Year that Failed to Meet Vesting Conditions	Total Equity Award Adjustments
2023	(729,978)	727,918	(14,630)	(23,141)	—	690,147

c.        Represents the aggregate change in actuarial present value of accumulated benefits under the Company’s defined benefit pension plan and SERP, where applicable, as reported in the Summary Compensation Table. Mr. Resch is not a participant in the Company’s defined benefit pension plan and SERP.

d.       Represents the service cost for the SERP and qualified pension plan. Mr. Resch is not a participant in the Company’s defined benefit pension plan and SERP.

(5)     The dollar amounts reported are the average of the amounts of total compensation reported for the named executive officers as a group, excluding Mr. Brunngraber for all years presented and Mr. Resch for 2023, for each corresponding year in the “Total” column of the Summary Compensation Table as follows: (i) for 2023, this group includes Mr. Normile, Mr. Cavellier, Mr. Schuckman, and Mr. Erdbruegger; (ii) for 2022, this group includes Mr. Resch, Mr. Normile, Mr. Cavellier, and Mr. Erdbruegger; (iii) for 2021, this group includes Mr. Resch, Mr. Normile, Mr. Cavellier, Mr. Erdbruegger, and P. Stephen Appelbaum; and (iv) for 2020, this group includes Mr. Cavellier, Mr. Erdbruegger, Mr. Appelbaum, Mark Campbell, and Gary Langfitt. Mr. Resch was appointed CEO effective April 2023 upon Mr. Brunngraber’s retirement from CEO. Mr. Normile was appointed as CFO effective March 2021 upon the retirement of Mr. Appelbaum from this position. Mr. Appelbaum continued to receive compensation from the Company as Executive Vice President until his retirement from the Company in August 2021.

(6)     The dollar amounts reported represent the average of the amounts of CAP paid to the named executive officers as a group, excluding Mr. Brunngraber in all years presented and Mr. Resch from 2023, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the average of the actual amounts of compensation earned by or paid to these named executive officers during the reported year.
Year	Reported Summary Compensation Table Total for Non-PEO NEOs (a)	Add: Change in Value of Stock Awards during Fiscal Year (b)	Deduct: Reported Change in Pension Value (c)	Add: Pension Service Cost (d)	Compensation Actually Paid
2023	623,075	(28,179)	—	—	594,896
2022	823,621	84,837	—	—	908,458
2021	699,339	(3,206)	(9,004)	31,430	718,559
2020	783,715	(105,790)	(215,306)	49,603	512,222

a.       The reported Summary Compensation Table total compensation includes dividends paid or accrued on time-based restricted stock awards.

b.       The “Change in Value of Stock Awards during Fiscal Year” for each applicable year include an amount calculated as follows: (i) deduction of grant date fair value of stock awards are reported in the Summary Compensation Table for the applicable year; (ii) addition of the year-end fair value of any equity awards granted in the applicable year that were outstanding and unvested as of the end of the applicable year; (iii) addition of an amount equal to the change as of the end of the applicable year (from the end of the prior year) in fair value of any equity awards granted in prior years that were outstanding and unvested as of the end of the applicable year; (iv) addition of an amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value of any equity awards granted in prior years that vested in the applicable year; and (v) deduction of an amount equal to the fair value at the end of the prior fiscal year of any equity awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year. Adjustments made with respect to performance-based awards that vested or failed to vest in an applicable fiscal year were based on the achievement of performance goals during the applicable three-year performance period of 86.7%, 52.9%, 94.4%, and 117.3% in 2023, 2022, 2021, and 2020, respectively, as more fully

Executive Compensation

discussed in the CD&A section of this Proxy Statement. The fair value information for all unvested equity awards is based on the target vesting percentage for performance-based stock awards. The amounts deducted or added in calculating the “Change in Value of Stock Awards during Fiscal Year” are as follows:

Year	Grant Date Fair Value of Equity Awards Granted in Applicable Year	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Applicable Year	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value of Awards Granted in Prior Years that Vested in the Year that Failed to Meet Vesting Conditions	Total Equity Award Adjustments
2023	(220,226)	202,928	(8,234)	4,393	(7,040)	(28,179)
2022	(284,936)	329,858	59,405	1,539	(21,029)	84,837
2021	(251,398)	245,357	2,169	3,458	(2,793)	(3,207)
2020	(198,945)	143,298	(54,099)	(7,799)	11,755	(105,790)

c.        For 2020, the amount reported represents the aggregate change in actuarial present value of accumulated benefits under the Company’s defined benefit pension plan and SERP, where applicable, as reported in the Summary Compensation Table for Mr. Appelbaum, Mr. Campbell, and Mr. Langfitt. For 2021, the amount reported represents the aggregate change in actuarial present value of accumulated benefits under the Company’s defined benefit pension plan and SERP, where applicable, as reported in the Summary Compensation Table for Mr. Appelbaum. For 2022 and 2023, there are no changes in pension value included in the reported averages for the remaining non-PEO named executive officers in the reported fiscal years, as the Company’s pension plan and SERP were frozen prior to their dates of hire.

d.       For 2020, the amount reported represents the service cost for the SERP and qualified pension plan for Mr. Appelbaum, Mr. Campbell, and Mr. Langfitt. For 2021, the amount reported represents the service cost for the SERP and qualified pension plan for Mr. Appelbaum. For 2022 and 2023, there was no service cost for the SERP and qualified pension plan for the remaining non-PEO named executive officers in the reported fiscal years, as the Company’s pension plan and SERP were frozen prior to their dates of hire.

(7)     The values disclosed in this Total Shareholder Return (TSR) column represent the measurement period value of an investment of $100 in Cass stock as of December 31, 2019 and then valued again on each of December 31, 2020, December 31, 2021, December 31, 2022, and December 31, 2023.

(8)     Given the Company’s unique operating structure with operations in banking, fintech, and business services, the Company has historically elected to compare its cumulative TSR to the cumulative TSR of both the Nasdaq US Benchmark Computer Services TR Index and the NASDAQ Banks Index.

(9)     Diluted Earnings per Share and Return on Average Equity are equally weighted and selected as the most important performance measurements for the current year other than net income which is also presented in the table. The Company uses net income for purposes of evaluating Company performance as it relates to payouts under the profit-sharing bonus program. The Company uses ROE and diluted EPS, weighted equally, in evaluating the achievement of performance goals for purposes of LTIC payouts.

Executive Compensation

Financial Performance Measures and Analysis of CAP

As described in more detail in the CD&A section of this Proxy Statement, the Company’s executive compensation program includes elements of performance-based compensation based on the profitability and growth of the Company. The Compensation Committee and the Board believe that these profitability metrics support the achievement of both short and long-term financial success and align the interests of executives with shareholders.

The most important financial performance measures used by the Company to link executive CAP to the Company’s named executive officers to the Company’s performance are as follows:

•      Net Income (NIAT)

•      Return on Average Equity

•      Diluted Earnings per Share

The Company’s annual profit-sharing bonus program is funded and paid semi-annually based on a target of 22.5% of the Company’s net income after taxes. As such, all cash bonuses paid by the Company are available only when, and to the extent that, the Company is profitable overall. Furthermore, 60% of the Company’s LTIC awards consist of performance-based restricted stock that vests three years from the date of grant with the amounts earned, if any, based on the Company’s achievement of EPS and ROE performance targets for the prospective three-year performance period. No performance-based awards are earned if threshold performance targets are not met.

As demonstrated in the graphs below, the CAP to the PEOs and the average amount of CAP to the non-PEO NEOs as a group is generally aligned with the Company’s profitability over the fiscal years presented as measured based on net income, diluted EPS, and ROE. The alignment of compensation is due to the fact that a significant portion of the compensation actually paid to the PEOs and to the non-PEO NEOs is comprised of incentive based compensation in the form of profit-sharing bonuses, which are based on net income growth, and performance-based equity awards, which are earned and vest solely based on the Company’s EPS growth and ROE achievement during a performance period.

Compensation Actually Paid vs Total Shareholder Return and Company TSR vs Peer Group TSR
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
-
160
140
120
100
80
60
40
20
-
2020
2021
2022
2023
PEO CAP (Brunngraber)
PEO CAP (Resch)
Non-PEO NEO CAP
TSR
Computer Services TSR
Banks TSR

Executive Compensation

Compensation Actually Paid vs Net Income
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
-
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
-
2020
2021
2022
2023
PEO CAP (Brunngraber)
PEO CAP (Resch)
Non-PEO NEO CAP
Net Income

Compensation Actually Paid vs Diluted EPS
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
-
3.00
2.50
2.00
1.50
1.00
0.50
-
2020
2021
2022
2023
PEO CAP (Brunngraber)
PEO CAP (Resch)
Non-PEO NEO CAP
EPS

Executive Compensation

Compensation Actually Paid vs ROE
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
-
18.00%
16.00%
14.00%
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
2020
2021
2022
2023
PEO CAP (Brunngraber)
PEO CAP (Resch)
Non-PEO NEO CAP
ROE

SARs Exercised and Stock Vested

The following table sets forth the exercise of SARs and vesting of restricted stock during 2023 for the named executive officers. Messrs. Schuckman and Normile joined the Company in 2020 and 2021, respectively, and had no exercisable equity awards or vested stock awards as of December 31, 2023.

Name	SAR Awards		Stock Awards
	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Eric H. Brunngraber	—	—	15,331	739,261
Martin H. Resch	—	—	3,533	138,741
James M. Cavellier	—	—	3,304	159,319
Dwight D. Erdbruegger	—	—	3,434	165,587

(1)     Represents gross amount of shares acquired upon vesting of time and performance-based restricted stock, without netting any shares surrendered to pay taxes.

(2)     Value is determined by applying the market value of the stock on the vesting date to the number of shares vested.

Executive Compensation

Pension Benefits

The following table sets forth for the fiscal year ended December 31, 2023 the actuarial present value of each eligible named executive officer’s accumulated benefit under defined benefit plans of the Company, the number of years of credited service under each plan, and the amount of pension benefits paid to each named executive officer. Effective as of December 31, 2016, the Company’s retirement plan was closed to new participants and effective February 28, 2021 the Company’s retirement plan was frozen. As such, Messrs. Resch, Normile, Cavellier, Schuckman and Erdbruegger are not participants in the retirement plan or SERP and have been excluded from the table below.

Name (1)	Plan Name	Number of Years of Service (#) (2)	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year ($)
Eric H. Brunngraber	Retirement Plan for Employees of Cass Information Systems, Inc.	40.25	1,803,580	—
	Cass Information Systems SERP	41.25	5,203,070	—

(1)     Mr. Brunngraber was eligible for early retirement benefits under the Company’s defined benefit pension plan and SERP as of December 31, 2020. Refer to the CD&A for a description of early retirement benefits.

(2)     The number of years of credited service differs from the number of years of actual service for all named executive officers only due to the provisions in the plan governing when employees first become eligible to participate in the plan. Actual years of service as of December 31, 2023 for Mr. Brunngraber is 44.52 years.

(3)     Represents the actuarial present value of accumulated benefit under the Company’s defined benefit pension plan based on a five-year average of current pay. See Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for a complete description of the material assumptions applied in quantifying the present value of accumulated benefits.

Details of the plans are further discussed in the CD&A of this Proxy Statement.

Beneficial Ownership of Securities

Stock Ownership of Directors, Executive Officers, and 5% Beneficial Owners

The following table contains information with respect to beneficial ownership of the Company’s outstanding common stock as of February 16, 2024, unless otherwise noted, by: (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) current directors and executive officers as a group. Unless otherwise indicated, the named person has sole voting and investment rights with respect to such shares. The percent of common stock owned by each person or group has been determined based on a total of 13,649,223 shares outstanding as of February 16, 2024. Except as indicated below, the address of each person listed is c/o Cass Information Systems, Inc., 12444 Powerscourt Drive, Suite 550, St. Louis, MO 63131.

Name of Beneficial Owner (and address for Beneficial Owners over 5%)	Amount of Shares Beneficially Owned (1)	Percent of Class
AJH Investments LLC P.O. Box 680790 Park City, UT 84068	1,057,320 (2)	7.75%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	1,081,441 (3)	7.92%
Buckingham Strategic Wealth, LLC 8182 Maryland Avenue, Suite 500 Clayton, MO 63105	835,520 (4)	6.12%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	815,588 (5)	5.98%
Eric H. Brunngraber	133,951 (6)	*
James M. Cavellier	14,911 (7)	*
Ralph W. Clermont	18,806 (8)	*
Robert A. Ebel	21,641 (9)	*
Benjamin F. Edwards, IV	22,910 (10)	*
Dwight D. Erdbruegger	9,983	*
Wendy J. Henry	3,053 (11)	*
James J. Lindemann	27,578 (12)	*
Ann W. Marr	3,128 (13)	*
Michael J. Normile	12,070 (14)	*
Martin H. Resch	30,019 (15)	*
Sally H. Roth	7,797 (16)	*
Joseph D. Rupp	15,681 (17)	*
Randall L. Schilling	25,350 (18)	*
Matthew S. Schuckman	7,302 (19)
Franklin D. Wicks, Jr.	25,983 (20)	*
All directors (including nominees) and all executive officers as a group (16 persons)	380,163 (21)	2.79%

*          Less than 1% of class.

1.       All remaining SARs outstanding at December 31, 2023 expired on January 27, 2024 without exercise. The numbers reported do not include outstanding RSUs, as unvested RSUs do not carry voting rights and none will vest within 60 days of February 16, 2024.

Ownership of Common Stock

2.       Based on shareholder records as of December 31, 2023 obtained from Computershare Shareowner Services and Broadridge Financial Solutions.

3.       Based on a Schedule 13G/A filed by the reporting person with the SEC on January 26, 2024. BlackRock, Inc. has sole voting power with respect to 1,061,964 shares and sole dispositive power with respect to 1,081,441 shares.

4.       Based on a Schedule 13F filed by the reporting person with the SEC on February 14, 2024. The reporting person reports having sole dispositive power over the shares included in the table and no voting power.

5.       Based on a Schedule 13G/A filed by the reporting person with the SEC on February 13, 2024. The Vanguard Group has shared voting power with respect to 22,457 shares, sole dispositive power with respect to 781,833 shares and shared dispositive power with respect to 33,755 shares.

6.       Includes 118,233 shares owned jointly with his spouse over which Mr. Brunngraber has shared voting and investment rights.

7.       Includes 8,898 shares held in a trust and 6,013 shares of restricted stock subject to forfeiture with respect to which Mr. Cavellier has voting but no investment rights.

8.       Includes 1,200 shares held in trust and 17,606 shares of restricted stock subject to forfeiture with respect to which Mr. Clermont has voting but no investment rights.

9.       Includes 3,354 shares owned jointly with his spouse over which Mr. Ebel has shared voting and investment rights and 12,799 shares of restricted stock subject to forfeiture with respect to which Mr. Ebel has voting but no investment rights.

10.    Includes 17,555 shares held in trust and 1,595 shares of restricted stock subject to forfeiture with respect to which Mr. Edwards has voting but no investment rights.

11.    Includes 3,053 shares of restricted stock subject to forfeiture with respect to which Ms. Henry has voting but no investment rights.

12.    Includes 6,137 shares held in trust and 21,441 shares of restricted stock subject to forfeiture with respect to which Mr. Lindemann has voting but no investment rights.

13.    Includes 3,128 shares of restricted stock subject to forfeiture with respect to which Ms. Marr has voting but no investment rights.

14.    Includes 6,386 shares of restricted stock subject to forfeiture with respect to which Mr. Normile has voting but no investment rights.

15.    Includes 6,618 shares held in trust and 18,934 shares of restricted stock subject to forfeiture with respect to which Mr. Resch has voting but no investment rights.

16.    Includes 7,797 shares of restricted stock subject to forfeiture with respect to which Ms. Roth has voting but no investment rights.

17.    Includes 15,681 shares of restricted stock subject to forfeiture with respect to which Mr. Rupp has voting but no investment rights.

18.    Includes 21,441 shares of restricted stock subject to forfeiture with respect to which Mr. Schilling has voting but no investment rights.

19.    Includes 5,329 shares of restricted stock subject to forfeiture with respect to which Mr. Schuckman has voting but no investment rights.

20.    Includes 6,687 shares held in trust and 19,296 shares of restricted stock subject to forfeiture with respect to which Mr. Wicks has voting but no investment rights.

21.    Includes 160,499 shares of restricted stock subject to forfeiture with respect to which the holders have voting but no investment rights.

Proposal No. 3
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit and Risk Committee of the Board has appointed KPMG LLP to serve as the Company’s independent registered public accounting firm for 2024. KPMG LLP has served as the Company’s independent registered public accounting firm since 1983. The Audit and Risk Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm. To help ensure independence, the Audit and Risk Committee evaluates the qualifications, performance, and independence of KPMG LLP and its lead audit partner and periodically considers the rotation of the independent registered public accounting firm. In the course of these reviews, the Audit and Risk Committee considers, among other things:

•      The quality and effectiveness of services provided by the auditors;

•      The auditors’ technical expertise and knowledge of the Company’s operations and industry;

•      Any issues raised by the PCAOB’s most recent quality control review of KPMG LLP; and

•      The potential impact of appointing a different public accounting firm.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions of shareholders.

Fees Incurred for Services Performed by the Independent Registered Public Accountant

For the years ended December 31, 2023 and 2022, the Company incurred the following fees for services performed by KPMG LLP, all of which were pre-approved by the Audit and Risk Committee:

	2023	2022
Audit Fees (1)	$775,000	$675,000
Audit-Related Fees (2)	35,000	—
Total Fees	$810,000	$675,000

(1)    Represents fees for the quarterly review of financial statements and annual audit of the Company’s consolidated financial statements and internal controls over financial reporting. Also includes fees for the audit of the Company’s subsidiary bank financial statements, pursuant to the requirements of 12 CFR Part 363, Annual Independent Audits and Reporting Requirements. Such fees were $50,000 and $45,000 for 2023 and 2022, respectively. All such fees were pre-approved by the Audit and Risk Committee.

(2)    Represents fees for the consent filed with the Company’s Form S-8 registration statement registering shares for issuance under the Omnibus Plan.

Proposal No. 3 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit and Risk Committee pre-approves all auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exception for non-audit services that are approved by the Audit and Risk Committee prior to the completion of the audit. The Audit and Risk Committee has delegated the authority to grant pre-approvals of audit and permitted non-audit services to the Chair, provided such decisions to grant pre-approvals are presented to the full Audit and Risk Committee at its next scheduled meeting.

The Company’s Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2024.

Shareholder Proposals for the 2025 Annual Meeting

In order for a shareholder to bring any business before a meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Company’s Secretary and comply with the other notice requirements set forth in the Company’s bylaws. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. For the 2025 Annual Meeting, shareholders must submit proposals no earlier than January 16, 2025 and no later than February 15, 2025. If, however, the date of the meeting is changed by more than 30 days before or after such anniversary date, the notice must be received not later than the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the Annual Meeting:

•      a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting the business at the Annual Meeting,

•      the name and address, as they appear on the Company’s books, of the proposing shareholder,

•      the class and number of shares which are beneficially owned by the shareholder, and

•      any material interest of the shareholder in such business

The requirements contained in the Company’s bylaws and summarized above are separate from and in addition to the SEC requirements that a shareholder must meet to have a proposal included in the Company’s Proxy Statement. Any shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy for its next Annual Meeting must be received by the Company no later than November 7, 2024 at the following address: Cass Information Systems, Inc., Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

Other Matters; Householding; Availability of Proxy Materials

Management does not intend to present to the Annual Meeting any business other than the items stated in the Notice of Annual Meeting of Shareholders and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

The Company and some banks, brokers, and other nominee record holders may be participating in the practice of householding proxy materials, including Notices of Internet Availability of Proxy Materials, proxy statements and annual reports. This means only a single copy of these proxy materials may be sent to multiple shareholders in your household unless you provide us with contrary instructions. The Company will deliver, promptly upon request, a separate copy of the proxy materials to any shareholder who is subject to householding. You can request a separate copy of the proxy materials by writing to the Company at Cass Information Systems, Inc., Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, MO 63131 or by calling the Company at 314 506-5500. Once you have received notice from your broker or the Company that the broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials in the future, or if you currently receive multiple sets of proxy materials and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company as noted above.

The Company has elected to furnish proxy materials to shareholders online. The Company believes that doing so expedites your receipt of these materials while lowering costs and reducing the environmental impact of the Annual Meeting. The Company mailed the Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and the Annual Report on Form 10-K for fiscal 2023 online on or about March 7, 2024. If you would like to receive printed copies of these proxy materials, the Company will provide them free of charge upon your request to the Company as noted above.

By Order of the Board of Directors Matthew S. Schuckman, Secretary

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Central Time, on April 15, 2024. Online Go to www.investorvote.com/CASS or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2024 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01 - Robert A. Ebel For Against Abstain 02 - Randall L. Schilling For Against Abstain 03 - Franklin D. Wicks, Jr. For Against Abstain 2. To approve the advisory resolution on executive compensation: For Against Abstain 3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2024: For Against Abstain Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 3 2 D M 03Y85B

ADMISSION TICKET CASS INFORMATION SYSTEMS, INC. 2024 Annual Meeting of Shareholders Tuesday, April 16, 2024 8:30 A.M. Central Time The Bogey Club 9266 Clayton Road St. Louis, MO 63124 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and Annual Report to Shareholders are available at: http://www.cassinfo.com IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Cass Information Systems, Inc. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Martin H. Resch and Michael J. Normile, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cass Information Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 16, 2024 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES FOR ELECTION AS DIRECTOR AND “FOR” PROPOSALS 2 AND 3. (Continued and to be marked, dated and signed, on the other side) Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.